Exhibit C-7

Tax Measures: Supplementary Information Tabled in the House of Commons by the Honourable William Francis Morneau, P.C., M.P. Minister of Finance February 27, 2018

©Her Majesty the Queen in Right of Canada (2018)

All rights reserved

All requests for permission to reproduce this document or any part thereof shall be addressed to

the Department of Finance Canada.

For more information, please contact Service Canada at

1 800 O-Canada (1-800-622-6232)

TTY: 1-800-926-9105

This document is available on the Internet at www.fin.gc.ca

Cette publication est aussi disponible en français.

Tax Measures: Supplementary Information

Table of Contents

Overview	5
Personal Income Tax Measures	7
Canada Workers Benefit	7
Medical Expense Tax Credit – Eligible Expenditures	10
Registered Disability Savings Plan – Qualifying Plan Holders	10
Deductibility of Employee Contributions to the Enhanced Portion of the Quebec Pension Plan	11
Child Benefits	12
Charities – Miscellaneous Technical Issues	13
Mineral Exploration Tax Credit for Flow-Through Share Investors	14
Reporting Requirements for Trusts	15
Business Income Tax Measures	17
Passive Investment Income	17
Tax Support for Clean Energy	22
Artificial Losses Using Equity-Based Financial Arrangements	23
Stop-Loss Rule on Share Repurchase Transactions	26
At-Risk Rules for Tiered Partnerships	27
Health and Welfare Trusts	28
International Tax Measures	30
Cross-Border Surplus Stripping using Partnerships and Trusts	30
Foreign Affiliates	31
Reassessment Period – Requirements for Information and Compliance Orders	35
Reassessment Period – Non-Resident Non-Arm’s Length Persons	36
Sharing Information for Criminal Matters	37
Sales and Excise Tax Measures	39
GST/HST and Investment Limited Partnerships	39
Tobacco Taxation	39
Cannabis Taxation	40
Proposed Consultations on Tax Measures	44
Consultations on the GST/HST Holding Corporation Rules	44
Previously Announced Measures	45
Notices of Ways and Means Motions	47
Notice of Ways and Means Motion to amend the Income Tax Act and Other Related Legislation	49
Notice of Ways and Means Motion to amend the Excise Tax Act	65
Notice of Ways and Means Motion to amend the Excise Act, 2001 and Other Related Legislation	69
Draft Amendments to Various GST/HST Regulations	73

Overview

This annex provides detailed information on each of the tax measures proposed in the Budget.

Table 1 lists these measures and provides estimates of their budgetary impact.

The annex also provides the Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act, the Excise Act, 2001 and other related legislation and draft amendments to various GST/HST regulations.

In this annex, references to “Budget Day” are to be read as references to the day on which this Budget is presented.

Table 1

Cost of Proposed Tax Measures1, 2

Fiscal Costs (millions of dollars)

	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	Total
Personal Income Tax Measures
Canada Workers Benefit – Enhancement	-	125	505	510	515	520	2 175
Canada Workers Benefit – Improving Access	-	45	191	195	200	200	830
Medical Expense Tax Credit – Eligible Expenditures	-	-	-	-	-	-	-
Registered Disability Savings Plan – Qualifying Plan Holders[3]	-	1	2	2	2	3	10
Deductibility of Employee Contributions to the Enhanced Portion of the Quebec Pension Plan	-	5	20	35	60	90	210
Child Benefits	-	-	-	-	-	-	-
Charities – Miscellaneous Technical Issues	-	-	-	-	-	-	-
Mineral Exploration Tax Credit for Flow-Through Share Investors	-	65	-20	-	-	-	45
Reporting Requirements for Trusts	-	12	9	10	14	34	79
Business Income Tax Measures
Passive Investment Income – Business Limit	-	2	-120	-430	-355	-380	-1 283
Passive Investment Income – Refundability of Taxes on Investment Income	-	-45	-185	-220	-275	-325	-1 050
Tax Support for Clean Energy	-	-	3	20	40	60	123
Artificial Losses Using Equity-Based Financial Arrangements	-	-135	-245	-265	-275	-295	-1 215
Stop-Loss Rule on Share Repurchase Transactions	-	-230	-315	-275	-265	-265	-1 350
At-Risk Rules for Tiered Partnerships	-	-	-	-	-	-	-
Health and Welfare Trusts	-	-	-	-	-	-	-
International Tax Measures
Cross-Border Surplus Stripping using Partnerships and Trusts	-	-	-	-	-	-	-
Foreign Affiliates	-	-	-	-	-	-	-
Reassessment Period – Requirements for Information and Compliance Orders	-	-	-	-	-	-	-
Reassessment Period – Non-Resident Non-Arm’s Length Persons	-	-	-	-	-	-	-
Sharing Information for Criminal Matters	-	-	-	-	-	-	-
Sales and Excise Tax Measures
GST/HST and Investment Limited Partnerships	-	-	-	-	-	-	-
Tobacco Taxation	-30	-375	-350	-165	-240	-310	-1 470
Cannabis Taxation	-	-35	-100	-135	-200	-220	-690
Proposed Consultations on Tax Measures
Consultations on the GST/HST Holding Corporation Rules	-	-	-	-	-	-	-

[1]	A “–” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base.
[2]	Totals may not add due to rounding.
[3]	The cost of this measure is attributable to program expenditure.

Personal Income Tax Measures

Canada Workers Benefit

The Working Income Tax Benefit is a refundable tax credit that supplements the earnings of low-income workers and improves work incentives for low-income Canadians.

Enhancement

To provide increased support and further improve work incentives, the 2017 Fall Economic Statement announced the Government’s intention to enhance the benefits provided by the Working Income Tax Benefit by an additional $500 million per year, starting in 2019.

Budget 2018 proposes to rename the program to the Canada Workers Benefit. Using the funding committed in the 2017 Fall Economic Statement, Budget 2018 proposes that, for 2019, the amount of the benefit be equal to 26 per cent of each dollar of earned income in excess of $3,000 to a maximum benefit of $1,355 for single individuals without dependants and $2,335 for families (couples and single parents). The benefit will be reduced by 12 per cent of adjusted net income in excess of $12,820 for single individuals without dependants and $17,025 for families.

Chart 1 shows the proposed enhancement of the Canada Workers Benefit in 2019 for a single individual without dependants and Chart 2 shows the same for families.

Chart 1

Enhanced Canada Workers Benefit — 2019 Taxation Year

(Single Individuals without Dependants)

Chart 2

Enhanced Canada Workers Benefit — 2019 Taxation Year

(Single Parents and Couples)

Individuals who are eligible for the Disability Tax Credit may also receive a Canada Workers Benefit disability supplement. Budget 2018 also proposes that the maximum amount of the Canada Workers Benefit disability supplement be increased to $700 in 2019, and the phase-out threshold of the supplement be increased to $24,111 for single individuals without dependants and to $36,483 for families. The reduction rate of the supplement will be decreased to 12 per cent to match the proposed rate for the basic benefit, and to 6 per cent where both partners in a family are eligible for the supplement.

The Government recognizes the efforts that provinces and territories have taken to improve work incentives for low-income individuals and families. To ensure that benefits are harmonized and that the Canada Workers Benefit builds on these efforts, the Government allows for province- or territory-specific changes to the design of the benefit through reconfiguration agreements. These agreements will continue to be guided by the following principles:

•	they build on actions taken by the province or territory to improve work incentives for low-income individuals and families;

•	they are cost-neutral to the federal government;

•	they provide for a minimum benefit for all recipients of the benefit; and

•	they preserve harmonization of the benefit with existing federal programs.

This measure will apply to the 2019 and subsequent taxation years. Indexation of amounts relating to the Canada Workers Benefit will continue to apply after the 2019 taxation year.

Improving Access

An individual’s entitlement to the benefit is calculated primarily on the basis of information found on the individual’s annual income tax return. However, in certain cases, additional information is required for this calculation. An individual may claim the benefit by completing Schedule 6, which includes all necessary information to calculate the amount of the benefit, and filing it with their income tax return for the year. If an individual does not claim the benefit, they currently cannot obtain it even if they would otherwise qualify.

Budget 2018 proposes to allow the Canada Revenue Agency (CRA), in circumstances where an individual does not claim the new Canada Workers Benefit, to determine if the individual is eligible to receive the benefit and assess their return as if the benefit had been claimed. Notwithstanding this proposal, it is expected that individuals will continue to complete Schedule 6 in order to properly calculate the amount of tax owing or refundable at the time of filing their returns and in order to avoid any delay where the CRA does not have all necessary information at the time of the initial assessment.

In order to allow the CRA to determine eligibility of an individual who has not completed Schedule 6, the inclusion of certain elements currently required to be included in the calculation of the Canada Workers Benefit will be made optional on the part of the individual. Specifically, an individual will be able to choose whether to include in the calculation of the benefit the tax-exempt part of working income earned on a reserve or an allowance received as an emergency volunteer. An individual who chooses to include any such amount must include all such amounts in both their working income and their adjusted family net income for the purpose of the benefit.

In the case of eligible couples in which neither partner makes a claim, the CRA will designate which spouse or common-law partner receives the benefit.

This measure will apply in respect of income tax returns for 2019 and subsequent taxation years.

To assist in the administration of the Canada Workers Benefit, Budget 2018 also proposes that designated educational institutions in Canada be required to report, to the CRA, prescribed information pertaining to students’ enrolment, effective for months of enrolment after 2018. This reporting will also assist the CRA in the administration of existing measures, such as the Lifelong Learning Plan and the exemption for scholarship, fellowship and bursary income.

Medical Expense Tax Credit – Eligible Expenditures

The Medical Expense Tax Credit (METC) is a 15-per-cent non-refundable tax credit that recognizes the effect of above-average medical and disability-related expenses on an individual’s ability to pay tax. For 2018, the METC is available for qualifying medical expenses in excess of the lesser of $2,302 and three per cent of the individual’s net income.

The list of eligible expenses for the METC is regularly reviewed in light of medical or disability-related developments.

The METC currently provides tax relief in respect of certain expenses incurred for an animal specially trained to assist a patient in coping with the following impairments: blindness; profound deafness; severe autism; severe diabetes; severe epilepsy; or a severe and prolonged impairment that markedly restricts the use of the patient’s arms or legs. In order for expenses to qualify for the METC, animals must be provided by a person or organization one of whose main purposes is providing this special training.

Eligible expenses are: the cost of such an animal; costs for its care and maintenance, including food and veterinary care; reasonable travel expenses incurred for a patient to attend a facility that trains patients in the handling of such animals; and reasonable board and lodging expenses for a patient’s full-time attendance at such a facility.

Budget 2018 proposes to expand the METC to recognize such expenses where they are incurred in respect of an animal specially trained to perform tasks for a patient with a severe mental impairment in order to assist them in coping with their impairment (e.g., a psychiatric service dog trained to assist with post- traumatic stress disorder). For example, these tasks may include guiding a disoriented patient, searching the home of a patient with severe anxiety before they enter and applying compression to a patient experiencing night terrors. Expenses will not be eligible if they are in respect of an animal that provides comfort or emotional support but that has not been specially trained to perform tasks as described above.

This measure will apply in respect of eligible expenses incurred after 2017.

Registered Disability Savings Plan – Qualifying Plan Holders

Where the capacity of an adult individual to enter into a contract is in doubt, the Income Tax Act requires that the plan holder of the individual’s Registered Disability Savings Plan (RDSP) be the individual’s legal representative, as recognized under provincial or territorial law.

Establishing a legal guardian or other representative can be a lengthy and expensive process that can have significant repercussions for individuals. Some provinces and territories have instituted streamlined processes that allow for the appointment of a trusted person to manage resources on behalf of an adult who lacks contractual capacity, or have indicated that their system already provides sufficient flexibility to address this concern. Others require more time to develop such a process.

Where the adult individual does not have a legal representative in place, a temporary federal measure exists to allow a qualifying family member (i.e., a parent, spouse or common-law partner) to be the plan holder of the individual’s RDSP. This measure is legislated to expire at the end of 2018.

Budget 2018 proposes to extend the temporary measure by five years, to the end of 2023. A qualifying family member who becomes a plan holder before the end of 2023 could remain the plan holder after 2023.

The federal government continues to encourage provinces and territories without streamlined processes in place to examine whether they can accommodate the needs of potential RDSP beneficiaries by developing appropriate, long-term solutions to address RDSP legal representation issues.

Deductibility of Employee Contributions to the Enhanced Portion of the Quebec Pension Plan

On November 2, 2017, the Government of Quebec announced that the Quebec Pension Plan (QPP) would be enhanced in a manner similar to the enhancement of the Canada Pension Plan (CPP) that was announced in 2016.

As part of the CPP enhancement, the Income Tax Act was amended to provide a tax deduction for employee contributions (as well as the “employee” share of contributions by self-employed persons) to the enhanced portion of the CPP. A tax credit will continue to be provided on employee contributions to the base CPP (i.e., the existing CPP). Contributions to the enhanced portion of the CPP will begin in 2019 and will be fully phased in by 2025.

To provide consistent income tax treatment of CPP and QPP contributions, Budget 2018 proposes to amend the Income Tax Act to provide a deduction for employee contributions (as well as the “employee” share of contributions made by self-employed persons) to the enhanced portion of the QPP. In this regard, the Government of Quebec announced on November 21, 2017 that the enhanced portion of employee CPP and QPP contributions will be deductible for Quebec income tax purposes.

Since contributions to the enhanced portion of the QPP will begin to be phased in starting in 2019, this measure will apply to the 2019 and subsequent taxation years.

Child Benefits

Budget 2016 introduced the Canada Child Benefit, replacing the previous child benefit system, which consisted of the Canada Child Tax Benefit, the National Child Benefit supplement and the Universal Child Care Benefit. Payments under the Canada Child Benefit began in July 2016.

Retroactive Eligibility of Foreign-Born Status Indians

Foreign-born status Indians who are neither Canadian citizens nor permanent residents under the Immigration and Refugee Protection Act may legally reside in Canada and be eligible for certain programs and services offered by federal, provincial and territorial governments, such as the Goods and Services Tax/Harmonized Sales Tax credit, the Working Income Tax Benefit, Old Age Security and Employment Insurance.

Under the Canada Child Benefit, as announced in Budget 2016, foreign-born status Indians residing legally in Canada who are neither Canadian citizens nor permanent residents are eligible for the benefit, where all other eligibility requirements are met. However, these individuals were not eligible under the previous system of child benefits.

Budget 2018 proposes that such individuals be made retroactively eligible for the Canada Child Tax Benefit, the National Child Benefit supplement and the Universal Child Care Benefit, where all other eligibility requirements are met.

This amendment applies from the 2005 taxation year to June 30, 2016.

Provincial/Territorial Access to Taxpayer Information

Most provinces and territories have been using taxpayer information related to the National Child Benefit supplement to calculate adjustments to provincial/territorial social assistance payments. Budget 2018 proposes to amend the Income Tax Act to provide legislative authority for the government to share with the provinces and territories taxpayer information related to the Canada Child Benefit, as of July 1, 2018, solely for the purpose of administering their social assistance payment regimes.

Taxpayer information related to the National Child Benefit supplement in respect of prior benefit years will continue to be shared after June 2018. This will ensure that provinces and territories continue to have access to the information required to, for example, calculate adjustments to social assistance payments for prior benefit years.

Charities – Miscellaneous Technical Issues

Municipalities as Eligible Donees

The Government of Canada supports registered charities in a number of ways, including through the charitable donation tax credit (for individuals) and deduction (for corporations). As a condition of registration, charities are required to follow certain rules, including that they operate exclusively for charitable purposes, devote all of their resources to charitable activities and file an annual information return six months after their fiscal year-end.

The registration of a charity may be revoked at the request of the charity or because the charity has not complied with its registration requirements. In either case, the Income Tax Act imposes a 100-per-cent revocation tax on the charity based on the total net value of its assets. In order to ensure that a revoked charity’s accumulated property stays within the charitable sector, a charity can reduce the amount of revocation tax by making qualifying expenditures, including gifts to “eligible donees”. Generally speaking, an eligible donee in respect of a particular revoked charity is a registered charity in good standing, the majority of whose directors or trustees deal at arm’s length with the directors or trustees of the revoked charity.

In some circumstances, a charity may not be able to locate an eligible donee that is willing or able to assume ownership of one or more of its assets. For example, a charity may operate in a rural area where there are very few charities or it may own assets that are of importance to the community, such as a fire hall or a cemetery. In such cases, a municipality may be the most appropriate recipient of such property even though it is not a charity.

Budget 2018 proposes to amend the Income Tax Act to allow transfers of property to municipalities to be considered qualifying expenditures for the purposes of the revocation tax, subject to the approval of the Minister of National Revenue on a case- by-case basis. In situations where a suitable recipient cannot be found to keep a property in the charitable sector, this change will allow the property to be transferred to a municipality for the benefit of the community.

This measure will apply to transfers made on or after Budget Day.

Universities Outside Canada

Canadians may claim the charitable donation tax credit or deduction for donations made to registered charities and other “qualified donees”. Since 1966, universities outside Canada have been eligible to be recognized as qualified donees if they demonstrate to the Canada Revenue Agency that, among other things, their student body ordinarily includes students from Canada. Qualifying universities outside Canada are included in Schedule VIII to the Income Tax Regulations.

In 2011, the Income Tax Act was amended so that certain categories of qualified donees, including universities outside Canada, are now required to register with the Canada Revenue Agency, and to meet certain receipting and record-keeping conditions. In addition, they may have their registration suspended or revoked for certain non-compliance with the rules. Once these qualified donees are registered, public notification is provided by listing them on the Government of Canada’s website. As a result of these two registration processes, qualifying universities outside of Canada are required to be added to two separate, identical lists.

To simplify the administration of these rules and streamline the registration process for universities outside Canada as qualified donees, Budget 2018 proposes to remove the requirement that universities outside Canada be prescribed in the Income Tax Regulations.

This measure will apply as of Budget Day.

Mineral Exploration Tax Credit for Flow-Through Share Investors

Flow-through shares allow resource companies to renounce or “flow through” tax expenses associated with their Canadian exploration activities to investors, who can deduct the expenses in calculating their own taxable income. The mineral exploration tax credit provides an additional income tax benefit for individuals who invest in mining flow-through shares, which augments the tax benefits associated with the deductions that are flowed through. This credit is equal to 15 per cent of specified mineral exploration expenses incurred in Canada and renounced to flow-through share investors. Like flow-through shares, the credit facilitates the raising of equity to fund exploration by enabling companies to issue shares at a premium.

The Government proposes to extend eligibility for the mineral exploration tax credit for an additional year, to flow-through share agreements entered into on or before March 31, 2019. Under the existing “look-back” rule, funds raised in one calendar year with the benefit of the credit can be spent on eligible exploration up to the end of the following calendar year. Therefore, for example, funds raised with the credit during the first three months of 2019 can support eligible exploration until the end of 2020.

Mineral exploration, as well as new mining and related processing activities that could follow from successful exploration efforts, can be associated with a variety of environmental impacts to soil, water and air and, as a result, could have an impact on the targets and actions in the Federal Sustainable Development Strategy. All such activity, however, is subject to applicable federal and provincial environmental regulations, including project-specific environmental assessments where required.

Reporting Requirements for Trusts

Authorities require sufficient information in order to determine taxpayers’ tax liabilities and to effectively counter aggressive tax avoidance as well as tax evasion, money laundering and other criminal activities. Some taxpayers have used trusts in complex arrangements to prevent the appropriate authorities from acquiring this required information.

A trust that does not earn income or make distributions in a year is generally not required to file an annual (T3) return of income. A trust is required to file a T3 return if the trust has tax payable or it distributes all or part of its income or capital to its beneficiaries. Even if a trust is required to file a return of income for a year, there is no requirement for the trust to report the identity of all its beneficiaries. Given the absence of an annual reporting requirement, and the limitations with respect to the information collected when reporting is required, there are significant gaps with respect to the information that is currently collected with respect to trusts.

As a consequence, Budget 2017 announced the Government’s intention to examine ways to enhance the tax reporting requirements for trusts in order to improve the collection of beneficial ownership information.

Reporting Requirements

To improve the collection of beneficial ownership information with respect to trusts, Budget 2018 proposes to require that certain trusts provide additional information on an annual basis. The new reporting requirements will impose an obligation on certain trusts to file a T3 return where one does not currently exist. This information would be used to help the Canada Revenue Agency assess the tax liability for trusts and its beneficiaries.

The new reporting requirements will apply to express trusts that are resident in Canada and to non-resident trusts that are currently required to file a T3 return. An express trust is generally a trust created with the settlor’s express intent, usually made in writing (as opposed to a resulting or constructive trust, or certain trusts deemed to arise under the provisions of a statute). Exceptions to the additional reporting requirements are proposed for the following types of trusts:

•	mutual fund trusts, segregated funds and master trusts;

•

trusts governed by registered plans (i.e., deferred profit sharing plans, pooled registered pension plans, registered disability savings plans, registered education savings plans, registered pension plans, registered retirement income funds, registered retirement savings plans, registered supplementary unemployment benefit plans and tax-free savings accounts);

•	lawyers’ general trust accounts;

•	graduated rate estates and qualified disability trusts;

•	trusts that qualify as non-profit organizations or registered charities; and

•

trusts that have been in existence for less than three months or that hold less than $50,000 in assets throughout the taxation year (provided, in the latter case, that their holdings are confined to deposits, government debt obligations and listed securities).

Where the new reporting requirements apply to a trust, the trust will be required to report the identity of all trustees, beneficiaries and settlors of the trust, as well as the identity of each person who has the ability (through the trust terms or a related agreement) to exert control over trustee decisions regarding the appointment of income or capital of the trust (e.g., a protector).

In order to implement the new reporting requirements, and to improve the Canada Revenue Agency’s audit and administration of trusts and trust returns, Budget 2018 proposes to provide funding of $79 million over a five-year period and $15 million on an ongoing basis to the Canada Revenue Agency in order to support the development of an electronic platform for processing T3 returns.

These proposed new reporting requirements will apply to returns required to be filed for the 2021 and subsequent taxation years.

Penalties

To support these new reporting requirements, Budget 2018 proposes to introduce new penalties for a failure to file a T3 return, including a required beneficial ownership schedule, in circumstances where the schedule is required. The penalty will be equal to $25 for each day of delinquency, with a minimum penalty of $100 and a maximum penalty of $2,500. If a failure to file the return was made knowingly, or due to gross negligence, an additional penalty will apply. The additional penalty will be equal to five per cent of the maximum fair market value of property held during the relevant year by the trust, with a minimum penalty of $2,500. As well, existing penalties will continue to apply.

The new penalties will apply in respect of returns required to be filed for the 2021 and subsequent taxation years.

Business Income Tax Measures

Passive Investment Income

Active business income earned by private corporations is taxed at corporate income tax rates that are generally lower than personal income tax rates, giving these corporations more money to invest in order to grow their business. In addition, a small Canadian-controlled private corporation (CCPC) can benefit from a corporate income tax rate on qualifying active business income that is lower than the general corporate income tax rate. The intention of the lower small business tax rate is to leave small CCPCs, which may have difficulty accessing capital, with more retained earnings to reinvest in their active businesses.

Business income retained in a corporation, however, can also be used to finance passive investments. The current tax regime relating to passive investment income earned by private corporations has been in place since 1972. In contrast to active business income (which includes investment income that is incidental to an active business), additional taxes apply to passive investment income in the year in which it is earned. These additional taxes are intended to ensure that taxes payable by private corporations on investment income approximate top federal-provincial-territorial personal income tax rates. A portion of the tax on investment income is refundable to a corporation upon the payment of taxable dividends, and the income is then subject to progressive personal income tax rates in the hands of its individual shareholders.

Where funds invested passively within a private corporation have been financed with retained earnings that have been taxed at preferential corporate income tax rates, owners of the corporation can benefit from a tax deferral advantage relative to a situation where the corporation distributes the retained earnings and the owners invest personally in passive investments. This issue was the subject of public consultations that were launched in July 2017.

Budget 2018 proposes two measures, applicable to taxation years that begin after 2018, to limit tax deferral advantages on passive investment income earned inside private corporations. These measures take into account the feedback received from stakeholders in response to the July 2017 consultation.

Business Limit

The Government has proposed to reduce the tax rate for qualifying active business income of small CCPCs from 10.5 per cent to 10 per cent for 2018 and to 9 per cent as of 2019. This lower rate – relative to the 15-per-cent general corporate rate – is intended to increase the after-tax income available for reinvestment in the active business, in recognition that small businesses tend to have more difficulty accessing capital. This rate reduction is provided through the small business deduction.

This preferential tax rate applies on up to $500,000 of qualifying active business income of a CCPC (the “business limit”). There is a requirement to allocate the business limit among associated corporations. The business limit is reduced on a straight-line basis for a CCPC and its associated corporations having between $10 million and $15 million of total taxable capital employed in Canada.

When retained earnings taxed at the small business rate are used to invest passively, rather than in the active business, significant tax deferral advantages can be realized relative to an individual investor.

Budget 2018 proposes to reduce the business limit for CCPCs (and their associated corporations) that have significant income from passive investments.

Business Limit – Reduction

Under this measure, the business limit will be reduced on a straight-line basis for CCPCs having between $50,000 and $150,000 in investment income.

The measure will affect CCPCs only to the extent that their business income exceeds the reduced business limit (Table 2). For example, a CCPC with $100,000 of investment income would have its business limit reduced to $250,000. As long as the reduced business limit remains above the active business income of the CCPC, all of that income would continue to be taxed at the small business tax rate. A CCPC with $75,000 of business income would have to earn more than $135,000 in passive income before its business limit is reduced below its business income. This feature of the proposed rules recognizes that CCPCs with lower amounts of business income generate less retained earnings that can later be used for reinvestment in the business, and may have more difficulty accessing capital. CCPCs with business income above the reduced business limit will be taxed on income above the business limit at the general corporate tax rate.

Table 2

Active business income qualifying for the small business tax rate under new business limit ($)

The measure will be implemented based on a CCPC’s investment income, which is earned on the underlying passive investment assets held by the corporation. Assuming a five-per-cent return on such investments, the business limit would effectively be reduced on a straight-line basis for CCPCs having between $1 million and $3 million of passive assets. Assuming a two-per-cent return in low-risk investments, the business limit would be reduced between $2.5 million and $7.5 million of passive assets. For illustrative purposes, Table 3 shows the effect of the measure on qualifying active business income for a given level of passive assets and an assumed rate of return. For instance, a CCPC with $3.75 million in passive assets invested at a two-per-cent rate of return would continue to benefit from the small business tax rate on up to $375,000 of business income.

Table 3

Active business income qualifying for the small business tax rate under new business limit for illustrative passive assets ($)

It is expected that about three per cent of CCPCs claiming the small business deduction will be affected by the measure.

The business limit reduction under this measure will operate alongside the business limit reduction that applies in respect of taxable capital in excess of $10 million. The reduction in a corporation’s business limit will be the greater of the reduction under this measure and the existing reduction based on taxable capital.

The reduction of the business limit for any particular corporation under this measure will be based on the investment income of the corporation and, consistent with the reduction in the business limit based on taxable capital, any other associated corporations with which it is required to share the business limit for a taxation year.

Business Limit – Adjusted Aggregate Investment Income

For the purpose of determining the reduction of the business limit of a CCPC, investment income will be measured by a new concept of “adjusted aggregate investment income” which will be based on “aggregate investment income” (a concept that is currently used in computing the amount of refundable taxes in respect of a CCPC’s investment income) with certain adjustments. The adjustments will include the following:

•	taxable capital gains (and losses) will be excluded to the extent they arise from the disposition of

–	a property that is used principally in an active business carried on primarily in Canada by the CCPC or by a related CCPC; or

–

a share of another CCPC that is connected with the CCPC, where, in general terms, all or substantially all of the fair market value of the assets of the other CCPC is attributable directly or indirectly to assets that are used principally in an active business carried on primarily in Canada, and certain other conditions are met;

•	net capital losses carried over from other taxation years will be excluded;

•	dividends from non-connected corporations will be added; and

•	income from savings in a life insurance policy that is not an exempt policy will be added, to the extent it is not otherwise included in aggregate investment income.

Consistent with existing rules relating to aggregate investment income, adjusted aggregate investment income will not include income that is incidental to an active business.

Application

This measure will apply to taxation years that begin after 2018.

Rules will apply to prevent transactions designed to avoid the measure, such as the creation of a short taxation year in order to defer its application and the transfer of assets by a corporation to a related corporation that is not associated with it.

Refundability of Taxes on Investment Income

The current tax regime relating to refundable taxes on investment income of private corporations seeks to tax income from passive investments at approximately the top personal income tax rate while that income is retained in the corporation. Some or all of these taxes are added to the corporation’s refundable dividend tax on hand (RDTOH) account and are refundable at a rate of $38.33 for every $100 of taxable dividends paid to shareholders.

For income tax purposes, dividends paid by corporations are either “eligible” or “non-eligible”:

•

Non-eligible dividends are presumed to have been paid from a corporation’s active business income that has been subject to the small business tax rate (including non-eligible dividends received by the corporation) or from passive investment income, but excluding the non-taxable portion of capital gains as well as eligible portfolio dividends (i.e., dividends that are paid by non-connected corporations as eligible dividends). An individual who receives non-eligible dividends is entitled to the ordinary dividend tax credit which, at the federal level, the Government has proposed be 10 per cent in 2018, and 9 per cent after 2018.

•

Eligible dividends are presumed to have been paid from a corporation’s active business income that has been subject to the general corporate income tax rate (including eligible dividends received by the corporation). An individual who receives eligible dividends is entitled to the enhanced dividend tax credit which, at the federal level, is 15 per cent.

Generally, investment income earned by private corporations must be paid as non-eligible dividends (exceptions include eligible portfolio dividends, which may be paid as eligible dividends, and the non-taxable portion of capital gains, which may be paid as tax-free capital dividends). A corporation, however, may obtain a refund of taxes paid on investment income, reflected in the corporation’s RDTOH account, regardless of whether the dividends paid are eligible or non-eligible.

As a result, the current system allows a corporation to receive an RDTOH refund upon the payment of an eligible dividend (which entitles an individual receiving the dividend to the enhanced dividend tax credit) in situations where the corporation’s RDTOH was generated from investment income that would need to be paid as a non-eligible dividend. This can provide a tax deferral advantage on passive investment income by allowing private corporations paying eligible dividends sourced from active business income taxed at the general corporate income tax rate to generate a refund of taxes paid on passive income.

To better align the refund of taxes paid on passive income with the payment of dividends sourced from passive income, Budget 2018 proposes that a refund of RDTOH be available only in cases where a private corporation pays non-eligible dividends. An exception will be provided in respect of RDTOH that arises from eligible portfolio dividends received by a corporation, in which case the corporation will still be able to obtain a refund of that RDTOH upon the payment of eligible dividends.

The different treatment proposed regarding the refund of taxes imposed on eligible portfolio dividend income will necessitate the addition of a new RDTOH account.

•

This new account (eligible RDTOH) will track refundable taxes paid under Part IV of the Income Tax Act on eligible portfolio dividends. Any taxable dividend (i.e., eligible or non-eligible) will entitle the corporation to a refund from its eligible RDTOH account (subject to the ordering rule described below).

•

The current RDTOH account (which will now be referred to as non-eligible RDTOH) will track refundable taxes paid under Part I of the Income Tax Act on investment income as well as under Part IV on non-eligible portfolio dividends (i.e., dividends that are paid by non-connected corporations as non-eligible dividends). Refunds from this account will be obtained only upon the payment of non-eligible dividends.

RDTOH Recapture – Connected Corporations

Currently, if a corporation obtains a refund of RDTOH upon the payment of a dividend to a connected corporation, the recipient corporation pays refundable tax under Part IV of the Income Tax Act equal to the amount of tax refunded to the payor. This amount is then added to the recipient corporation’s RDTOH account. Under this measure, the corporation receiving such a dividend will continue to pay an amount of Part IV tax equal to the refund obtained by the payor corporation. This amount, however, will be added to the RDTOH account of the recipient corporation that matches the RDTOH account from which the payor corporation obtained its refund.

RDTOH Refunds – Ordering Rule

Upon the payment of a non-eligible dividend, a private corporation will be required to obtain a refund from its non-eligible RDTOH account before it obtains a refund from its eligible RDTOH account.

Application

This measure will apply to taxation years that begin after 2018.

An anti-avoidance rule will apply to prevent the deferral of the application of this measure through the creation of a short taxation year.

A corporation’s existing RDTOH balance will be allocated as follows:

•

For a CCPC, the lesser of its existing RDTOH balance and an amount equal to 38 1/3 per cent of the balance of its general rate income pool, if any, will be allocated to its eligible RDTOH account. Any remaining balance will be allocated to its non-eligible RDTOH account.

•	For any other corporation, all of the corporation’s existing RDTOH balance will be allocated to its eligible RDTOH account.

Tax Support for Clean Energy

Under the capital cost allowance regime, Classes 43.1 and 43.2 of Schedule II to the Income Tax Regulations provide accelerated capital cost allowance rates (30 per cent and 50 per cent, respectively, on a declining- balance basis) for investments in specified clean energy generation and conservation equipment. Both classes include eligible equipment that generates or conserves energy by:

•	using a renewable energy source (e.g., wind, solar or small hydro);

•	using a fuel from waste (e.g., landfill gas, wood waste or manure); or

•	making efficient use of fossil fuels (e.g., high efficiency cogeneration systems, which simultaneously produce electricity and useful heat).

Providing accelerated capital cost allowance is an exception to the general practice of setting capital cost allowance rates based on the useful life of assets. Accelerated capital cost allowance provides a financial benefit by deferring taxation.

Class 43.2 was introduced in 2005 and is currently available in respect of property acquired before 2020. It generally includes property that would otherwise be included in Class 43.1, except that in certain cases Class 43.2 imposes stricter eligibility criteria.

Budget 2018 proposes to extend eligibility for Class 43.2 by five years so that it is available in respect of property acquired before 2025.

This measure will continue to encourage investment in technologies that can contribute to a reduction in emissions of greenhouse gases and air pollutants, as well as an increase in the share of Canada’s electricity that is renewable and non-emitting, in support of targets set out in the Federal Sustainable Development Strategy.

Artificial Losses Using Equity-Based Financial Arrangements

The Income Tax Act permits, subject to certain exceptions, a corporation to deduct dividends received on a share of a corporation resident in Canada (a “Canadian share”). The dividend rental arrangement rules provide one such exception by denying the inter-corporate dividend deduction to a taxpayer where the main reason for an arrangement is to enable the taxpayer to receive a dividend on a Canadian share, and the risk of loss or opportunity for gain or profit in respect of the Canadian share accrues to someone else.

In the past, some Canadian financial institutions entered into sophisticated financial arrangements that attempted to circumvent the dividend rental arrangement rules. These arrangements typically involved the use of an equity derivative to transfer all or substantially all of the risk of loss and opportunity for gain or profit in respect of a Canadian share from a taxpayer (the Canadian financial institution), who retained legal ownership of the underlying Canadian share, to an investor seeking economic exposure to the Canadian share (the counterparty under the equity derivative). Under these arrangements, the taxpayer was generally required to transfer the economic benefit of any dividends received through “dividend-equivalent payments” to the investor. On the premise that the dividend rental arrangement rules did not apply, the taxpayer claimed an artificial tax loss on the arrangement by taking advantage of the inter-corporate dividend deduction, resulting in tax-free dividend income, while also deducting the amount of the dividend-equivalent payments made to the investor under the equity derivative.

Budget 2015 introduced amendments to the dividend rental arrangement rules that specifically targeted these arrangements. Subject to certain exceptions (e.g., the “no tax-indifferent investor” exception described below), the Budget 2015 amendments essentially deny the inter-corporate dividend deduction on dividends received by a taxpayer on a Canadian share in respect of which there is a synthetic equity arrangement. In general terms, a synthetic equity arrangement, in respect of a Canadian share owned by a taxpayer, is considered to exist where the taxpayer (or a person that does not deal at arm’s length with the taxpayer) enters into one or more agreements that have the effect of providing to an investor all or substantially all of the risk of loss and opportunity for gain or profit in respect of the Canadian share.

The Government is concerned that certain taxpayers are still engaging in abusive arrangements that are intended to circumvent the dividend rental arrangement rules. Although these arrangements can be challenged by the Government based on existing rules in the Income Tax Act, these challenges could be both time- consuming and costly. Accordingly, the Government is introducing specific legislation to clarify certain aspects of the synthetic equity arrangement rules and the securities lending arrangement rules to prevent taxpayers from realizing artificial tax losses through the use of equity-based financial arrangements to circumvent these rules.

Synthetic Equity Arrangements

The no tax-indifferent investor exception is provided where a taxpayer holds a Canadian share and can establish that no tax-indifferent investor has all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share by virtue of

•	a synthetic equity arrangement, or

•	another equity derivative that is entered into in connection with the synthetic equity arrangement (referred to as a “specified synthetic equity arrangement”).

A taxpayer is able to satisfy this exception by obtaining certain specific representations from its counterparty. There is a concern that certain taxpayers take the position that this exception can be met in circumstances where a tax-indifferent investor ultimately obtains all or substantially all of the risk of loss and opportunity for gain or profit of a Canadian share from a counterparty to the taxpayer otherwise than through a synthetic equity arrangement or a specified synthetic equity arrangement.

Budget 2018 proposes an amendment to the no tax-indifferent investor exception to the synthetic equity arrangement rules that will clarify that the exception cannot be met when a tax-indifferent investor obtains all or substantially all of the risk of loss and opportunity for gain or profit in respect of the Canadian share, in any way, including where the tax-indifferent investor has not entered into a synthetic equity arrangement or a specified synthetic equity arrangement in respect of the share.

The proposed amendments will apply to dividends that are paid, or become payable, on or after Budget Day.

Securities Lending Arrangements

The Government has become aware that certain taxpayers may be entering into other types of sophisticated equity-based financial arrangements, such as security lending and repurchase arrangements, in a manner that attempts to achieve the same unintended tax benefit that was targeted by the synthetic equity arrangement rules. In general terms, under these arrangements, a counterparty transfers or lends a Canadian share to a taxpayer, and the taxpayer agrees to transfer or return an identical share to the counterparty in the future. Over the term of the arrangement, the taxpayer is obligated to pay to the counterparty amounts (dividend compensation payments) as compensation for all dividends received on the transferred or lent Canadian share.

By acquiring a Canadian share under such an arrangement, a taxpayer could place itself in a similar tax position as if it entered into a synthetic equity arrangement. In particular, the taxpayer could receive dividends on the acquired Canadian share while, at the same time, being obligated to pay dividend compensation payments to the counterparty. To the extent that the taxpayer takes the position that the application of existing income tax rules in its particular circumstances allow it to deduct dividend compensation payments in excess of the amount of dividends received on the Canadian share that is included in its taxable income, it could claim an artificial tax loss on the arrangement.

For example, certain taxpayers may seek a tax benefit by entering into securities lending or repurchase arrangements that are designed to fail the requirements of the “securities lending arrangement” definition in the Income Tax Act. When a securities lending or repurchase arrangement does not meet that definition, dividend compensation payments made by the taxpayer will generally be fully deductible. In these circumstances, these taxpayers take the position that the dividend rental arrangement rules do not apply and claim an inter-corporate dividend deduction on the dividends received on the acquired Canadian share, resulting in tax-free dividend income, while also deducting the amount of the dividend compensation payments.

Budget 2018 proposes an amendment to broaden the “securities lending arrangement” definition in the Income Tax Act to ensure that taxpayers that enter into arrangements that are substantially similar to those that fall within that definition are subject to several provisions normally applicable to “securities lending arrangements”. As a result of this amendment, when a taxpayer receives dividends on a Canadian share acquired under such a substantially similar arrangement, the dividend rental arrangement rules will generally apply. Therefore, the inter-corporate dividend deduction will be denied, resulting in a dividend income inclusion that will appropriately offset the available deduction for the amount of the corresponding dividend compensation payments made to the counterparty under the arrangement.

Budget 2018 also proposes an amendment to clarify the interaction of two rules governing the deductibility of dividend compensation payments made by a taxpayer under a securities lending arrangement. Under the first rule, a taxpayer that is a registered securities dealer is permitted to deduct up to two-thirds of a dividend compensation payment to a counterparty. The second rule applies when a securities lending arrangement is a dividend rental arrangement. In these circumstances, the second rule generally permits the taxpayer, whether or not it is a registered securities dealer, to fully deduct any dividend compensation payment made to the counterparty. The proposed amendment will clarify that this first rule does not apply when the second rule applies.

The proposed amendments to the securities lending arrangement rules will apply to dividend compensation payments that are made on or after Budget Day unless the securities lending or repurchase arrangement was in place before Budget Day, in which case the amendments will apply to dividend compensation payments that are made after September 2018.

Stop-Loss Rule on Share Repurchase Transactions

The Income Tax Act generally permits a corporation to deduct dividends received on a share of a corporation resident in Canada in computing its taxable income. This inter-corporate dividend deduction is available for dividends actually received; it is also available for dividends that are deemed to have been received on a share, which can arise on a repurchase of the share. The deduction is intended to limit the imposition of multiple levels of corporate taxation on earnings distributed from one corporation to another.

To prevent abuses of this inter-corporate dividend deduction mechanism, dividend stop-loss rules have been introduced that reduce, in specific cases, the amount of a tax loss otherwise realized by a corporation on a disposition of shares. Such losses are reduced by an amount equal to the tax-free dividends received (or deemed to have been received) on these shares on or before the disposition. However, in certain circumstances, the reduction can be less than the amount of tax-free dividends received.

In the past, some Canadian financial institutions had relied on the exceptions to the dividend stop-loss rule pertaining to shares held as mark-to-market property to realize artificial tax losses on certain share repurchase transactions. In such transactions, a Canadian public corporation seeking to repurchase its shares from the public agreed with a Canadian financial institution that it would repurchase its shares owned by the Canadian financial institution pursuant to a private agreement. Given that the shares were not repurchased in the “open market”, the Canadian financial institution was deemed under normal rules to have received a dividend to the extent that the amount paid to the Canadian financial institution on the repurchase exceeded the paid-up capital of the repurchased shares. The Canadian financial institution then claimed a double deduction on that deemed dividend. First, it claimed an inter-corporate dividend deduction that would offset the deemed dividend. Second, it deducted the amount of the deemed dividend from its proceeds of disposition for the purposes of calculating its profit or loss on the share repurchase.

In these circumstances, the Canadian financial institution sought to realize a tax loss on the share repurchase that exceeded any mark-to-market income that could have been previously realized on the repurchased shares due to their increase in value. This tax benefit would effectively be shared by the Canadian financial institution with the Canadian public corporation by agreeing to a redemption price of the shares below their trading price.

In reaction to these transactions, a measure announced in Budget 2011 makes the dividend stop-loss rule pertaining to shares held as mark-to-market property apply in all cases where the taxpayer is deemed to have received a dividend on a share repurchase. However, the formula under which the allowable loss is calculated was not changed with the result that, even when applicable, the dividend stop-loss rule generally denies only a portion of the tax loss realized on a share repurchase equal to the excess of the original cost of the shares over their paid-up capital. The portion of the tax loss equal to the mark-to-market income previously realized on the shares is allowed on the premise that the Canadian financial institution already paid tax on that income. However, if the repurchased shares were fully hedged, which is typically the case, then this premise does not hold true. In particular, any mark-to-market income realized on the shares due to their increase in value would be fully offset under the hedge. As a result, the Canadian financial institution would realize an artificial tax loss on the share repurchase. Since the 2011 Budget amendment, Canadian financial institutions have continued to enter into these transactions with a view to obtaining these unintended tax benefits.

Although these transactions can be challenged by the Government based on existing rules in the Income Tax Act, these challenges could be both time-consuming and costly.

Budget 2018 proposes to amend the provisions of the Income Tax Act pertaining to shares held as mark-to-market property so that the tax loss otherwise realized on a share repurchase is generally decreased by the dividend deemed to be received on that repurchase when that dividend is eligible for the inter-corporate dividend deduction.

This measure will apply in respect of share repurchases that occur on or after Budget Day.

At-Risk Rules for Tiered Partnerships

The income (or loss) of a partnership for income tax purposes is allocated to its partners, who include (or deduct) the amount in calculating their own income. Limited partners of a partnership may deduct losses of the partnership allocated to them only to the extent of their “at-risk amount” in respect of the partnership. This amount is generally a measure of the limited partner’s invested capital that is at risk in the partnership, and is increased by unpaid income allocated from the partnership. The at-risk rules ensure that a limited partner cannot shelter income from other sources with partnership losses in excess of what they put at risk in the partnership.

Losses of a partnership allocated to a limited partner in excess of their at-risk amount in respect of the partnership are not deductible and become “limited partnership losses”, which are generally eligible for an indefinite carry-forward. If eligible, these losses can be deducted in a future year to the extent that the limited partner’s at-risk amount in the partnership has increased. When a limited partner disposes of a limited partnership interest, any undeducted limited partnership losses of the limited partner are reflected in the adjusted cost base of the partnership interest, which would result in a lower capital gain or higher capital loss on the disposition.

The long-standing understanding of the at-risk rules, on which basis they have been administered since their introduction, has been that their application extends to cases in which the limited partner holding a limited partnership interest is another partnership (a “tiered partnership” structure). In such cases, the limited partnership losses would not be eligible to be carried forward by the partnership holding the limited partnership interest. However, such limited partnership losses would be reflected in the adjusted cost base of the limited partnership interest.

A recent Federal Court of Appeal decision has constrained the application of the at-risk rules in the context of tiered partnership structures. The decision is inconsistent with the policy underlying the at-risk rules and could result in limited partnership losses becoming deductible in situations where, under the long-standing understanding of the at-risk rules, they would have been restricted. Given the indefinite carry-forward of limited partnership losses, this poses a significant risk to the tax base.

Budget 2018 proposes to clarify that the at-risk rules apply to a partnership that is itself a limited partner of another partnership. This measure, along with a number of consequential changes, will ensure that the at-risk rules apply appropriately at each level of a tiered partnership structure. In particular, for a partnership that is a limited partner of another partnership, the losses from the other partnership that can be allocated to the partnership’s members will be restricted by that partnership’s at-risk amount in respect of the other partnership.

In addition, consistent with the long-standing understanding of the at- risk rules, limited partnership losses of a limited partner that is itself a partnership will not be eligible for an indefinite carry-forward. Such losses will be reflected in the adjusted cost base of the partnership’s interest in the limited partnership.

This measure will apply in respect of taxation years that end on or after Budget Day, including in respect of losses incurred in taxation years that end prior to Budget Day. In particular, losses from a partnership incurred in a taxation year that ended prior to Budget Day will not be available to be carried forward to a taxation year that ends on or after Budget Day if the losses were allocated – for the year in which the losses were incurred – to a limited partner that is another partnership.

Health and Welfare Trusts

A Health and Welfare Trust is a trust established by an employer for the purpose of providing health and welfare benefits to its employees. The tax treatment of such a trust is not explicitly set out in the Income Tax Act. Since 1966, the Canada Revenue Agency (CRA) has published administrative positions regarding the requirements for qualifying as a Health and Welfare Trust along with rules relating to contributions to, and the computation of taxable income of, such a trust. The tax treatment of health benefits paid to employees is set out in the Income Tax Act.

The Employee Life and Health Trust rules were added to the Income Tax Act in 2010. These trusts also provide health benefits for employees – specifically, group sickness or accident insurance plans, private health services plans and group term life insurance policies. The Employee Life and Health Trust rules in the Income Tax Act are very similar to the CRA’s administrative positions for Health and Welfare Trusts. However, the Employee Life and Health Trust legislation explicitly deals with certain issues (e.g., the treatment of surplus income and pre-funding of benefits) that are not dealt with in the administrative Health and Welfare Trust regime.

In order to provide more certainty for taxpayers and greater consistency in the tax treatment of such arrangements, Budget 2018 proposes that only one set of rules apply to these arrangements. As such, the CRA will no longer apply their administrative positions with respect to Health and Welfare Trusts after the end of 2020. To facilitate the conversion of existing Health and Welfare Trusts to Employee Life and Health Trusts, transitional rules will be added to the Income Tax Act. Trusts that do not convert (or wind up) to an Employee Life and Health Trust will be subject to the normal income tax rules for trusts. In addition, the CRA will not apply its administrative positions with respect to Health and Welfare Trusts to trusts established after Budget Day and will announce transitional administrative guidance relating to winding up existing Health and Welfare Trusts.

Stakeholders are invited to submit comments on transitional issues, both administrative and legislative, to facilitate the discontinuation of the Health and Welfare Trust regime. Following the consultation, the Government intends to release draft legislative proposals and transitional administrative guidance. Issues currently under consideration include:

•	whether a Health and Welfare Trust can continue as an Employee Life and Health Trust without the creation of a new trust;

•	whether, and under what conditions, a rollover of assets to a new trust will be permitted; and

•

the tax implications for a Health and Welfare Trust that does not satisfy the conditions to become an Employee Life and Health Trust, or where the trustees of a Health and Welfare Trust choose not to convert.

Please send your comments by June 29, 2018 to HWT-consultation-FSBE@canada.ca.

International Tax Measures

Cross-Border Surplus Stripping using Partnerships and Trusts

The paid-up capital (PUC) of the shares of a Canadian corporation generally represents the amount of capital that has been contributed to the corporation by its shareholders. PUC is a valuable tax attribute of a corporation primarily because it can be returned to its shareholders free of tax. It is also included in the determination of a corporation’s equity under the thin capitalization rules, which can increase the amount of its deductible interest expense. Distributions to shareholders that are in excess of PUC are normally treated as taxable dividends and are, for non-resident shareholders, subject to a 25-per-cent withholding tax (which may be reduced under a tax treaty).

The Income Tax Act contains a rule that is intended to prevent a non-resident shareholder from entering into transactions to extract free of tax (or “strip”) a Canadian corporation’s surplus in excess of the PUC of its shares, or to artificially increase the PUC of such shares. When applicable, this rule can result in a deemed dividend to the non- resident or can suppress the PUC that would otherwise have been created as a result of the transactions.

This cross-border anti-surplus-stripping rule seeks to prevent non-residents from achieving these tax benefits through a transfer of the shares of one corporation resident in Canada (the “Canadian subject corporation”), to another such corporation (the “Canadian purchaser corporation”) with which the non-resident does not deal at arm’s length, in exchange for shares of the Canadian purchaser corporation or other forms of consideration.

Although this rule partly addresses the use of a partnership as an intermediary, it does not expressly address situations where a non-resident person disposes of an interest in a partnership that owns shares of a Canadian subject corporation. Some taxpayers have attempted to exploit this aspect of the rule by engaging in internal reorganizations that involve a transfer by a non-resident of shares of a Canadian subject corporation to a partnership in exchange for an interest in the partnership. The partnership interest is then transferred to a Canadian purchaser corporation. The Government also has concerns with variations of this partnership planning, and similar planning involving trusts, both in the context of this rule and a similar rule that applies to corporate immigration.

To ensure that the underlying purposes of the cross-border anti-surplus-stripping rule, and the corresponding corporate immigration rule, cannot be frustrated by transactions involving partnerships or trusts, Budget 2018 proposes to amend these provisions to add comprehensive “look-through” rules for such entities. These rules will allocate the assets, liabilities and transactions of a partnership or trust to its members or beneficiaries, as the case may be, based on the relative fair market value of their interests.

This measure will apply to transactions that occur on or after Budget Day.

Transactions that occur before Budget Day may be challenged using the general anti-avoidance rule. Any use of discretionary or similar interests for the purpose of obtaining inappropriate results under the proposed allocation mechanism, or other planning that seeks to achieve indirectly what cannot be done directly under these anti-surplus-stripping rules, would be inconsistent with the policy intent of these rules and would be expected to be challenged using existing rules, including the general anti-avoidance rule.

Foreign Affiliates

The Income Tax Act contains special rules for the taxation of Canadian resident shareholders of foreign affiliates. Budget 2018 proposes modifications to these rules as a result of the Government’s ongoing monitoring of developments in this area.

A foreign affiliate of a taxpayer resident in Canada is a non-resident corporation in which the taxpayer has a significant interest. A controlled foreign affiliate of a taxpayer is generally a foreign affiliate in which the taxpayer has, or participates in, a controlling interest.

The taxpayer’s share of the income of a foreign affiliate from an active business is not taxed until such time as it is paid as a dividend by the affiliate to the taxpayer. This dividend can be received tax-free to the extent that it is paid out of the foreign affiliate’s exempt surplus. A foreign affiliate will have exempt surplus if it has income from an active business carried on by it in a country with which Canada has a tax treaty or a tax information exchange agreement (TIEA) and it is resident in such a country.

Certain income of a controlled foreign affiliate (i.e., income from property, from a business other than active business and from other specified sources) is taxable in the hands of the taxpayer in the year in which it is earned, whether or not it is distributed, with an offsetting deduction for taxes paid by the affiliate. This income is referred to as foreign accrual property income (FAPI).

Investment Businesses

Income from an investment business carried on by a foreign affiliate of a taxpayer is included in the foreign affiliate’s FAPI. An investment business is generally defined as a business the principal purpose of which is to derive income from property. However, an investment business does not include a business carried on by a foreign affiliate if certain conditions are satisfied. One of these conditions, in general terms, is that the affiliate employ more than five full- time employees (or the equivalent) in the active conduct of the business. This condition is sometimes referred to as the “six employees test”. If the affiliate’s investment activities are so significant that they require more than five full-time employees and the other conditions are satisfied, the affiliate’s business is treated as an active business and income from that business is excluded from FAPI.

The investment business definition applies on a business-by-business basis. Accordingly, to the extent that a single foreign affiliate carries on multiple businesses, each such business would have to meet the six employees test in order to ensure that it is not an investment business.

Certain taxpayers whose foreign investment activities would not warrant more than five full-time employees have engaged in tax planning with other taxpayers in similar circumstances seeking to meet the six employees test. This planning involves grouping their financial assets together in a common foreign affiliate in order to carry on investment activities outside of Canada through that affiliate. While the taxpayers combine their assets in a common affiliate and take the position that the affiliate is carrying on a single business, their respective returns are determined separately by reference to their contributed assets.

To effect this planning, the share, contractual or other rights under these arrangements typically ensure that each taxpayer retains control over its contributed assets and that any returns from those assets accrue to its benefit. This type of planning is sometimes referred to as a “tracking arrangement”. In such arrangements, the assets contributed by the (often unrelated) Canadian taxpayers are not truly pooled, as the economic outcome for each taxpayer remains unchanged. The affiliate is essentially used as a conduit entity to shift passive investment income offshore and later repatriate that income to Canada tax-free.

It is not intended that taxpayers be permitted to satisfy the six employees test in these circumstances. To ensure the rules operate as intended, Budget 2018 proposes to introduce a rule for the purposes of the investment business definition so that, where income attributable to specific activities carried out by a foreign affiliate accrues to the benefit of a specific taxpayer under a tracking arrangement, those activities carried out to earn such income will be deemed to be a separate business carried on by the affiliate. Each separate business of the affiliate will therefore need to satisfy each relevant condition in the investment business definition, including the six employees test, in order for the affiliate’s income from that business to be excluded from FAPI.

This measure will apply to taxation years of a taxpayer’s foreign affiliate that begin on or after Budget Day.

Whether one or more separate businesses is carried on is a question of fact that must be determined on the basis of all relevant facts and surrounding circumstances. The introduction of this deeming rule for the purposes of the investment business definition ensures that a foreign affiliate will be treated as having separate businesses where a tracking arrangement exists. Some tracking arrangements may give rise to separate businesses irrespective of whether this new rule applies. The Canada Revenue Agency (CRA) may challenge such arrangements (and other planning with similar effect) on this basis and may also seek to apply existing anti-avoidance rules where appropriate.

Controlled Foreign Affiliate Status

The FAPI of a foreign affiliate of a taxpayer is included in the taxpayer’s income on an accrual basis only where the affiliate is a controlled foreign affiliate of the taxpayer. To avoid such accrual taxation, certain groups of Canadian taxpayers have used tracking arrangements to avoid controlled foreign affiliate status (i.e., the group of taxpayers is sufficiently large that they take the position that they do not have, and do not participate in, a controlling interest in the affiliate). Under the tracking arrangement, each taxpayer retains control over its contributed assets and any returns from those assets accrue to its benefit. This is sometimes effected through the establishment of separate cells or segregated accounts that track those contributed assets and respective returns. It is not intended that taxpayers avoid controlled foreign affiliate status, and therefore accrual taxation of FAPI, in these circumstances.

To address this concern, Budget 2018 proposes to deem a foreign affiliate of a taxpayer to be a controlled foreign affiliate of the taxpayer if FAPI attributable to activities of the foreign affiliate accrues to the benefit of the taxpayer under a tracking arrangement. This measure is intended to ensure that each taxpayer involved in such a tracking arrangement – no matter how large the group – is subject to accrual taxation in respect of FAPI attributable to that taxpayer.

This measure will apply to taxation years of a taxpayer’s foreign affiliate that begin on or after Budget Day.

This new rule is aimed at providing greater assurance that taxpayers cannot avoid accrual taxation of FAPI using a tracking arrangement. The CRA will continue, in appropriate circumstances, to challenge such arrangements (and other arrangements with similar effect), including through the use of existing anti-avoidance rules.

Trading or Dealing in Indebtedness

Where the principal purpose of a business carried on by a foreign affiliate of a taxpayer is to derive income from trading or dealing in indebtedness, the income from that business is generally treated as FAPI of the affiliate. Similar rules apply to ensure that income from an investment business is generally included in a foreign affiliate’s FAPI. Both sets of rules contain exceptions in respect of certain regulated foreign financial institutions.

A condition under the investment business rules requires a taxpayer to satisfy certain minimum capital requirements in order to qualify for the regulated foreign financial institutions exception.

To ensure consistency with the investment business rules, Budget 2018 proposes to add a similar minimum capital requirement to the trading or dealing in indebtedness rules.

This measure will apply to taxation years of a taxpayer’s foreign affiliate that begin on or after Budget Day.

Reassessments

After a taxpayer files an income tax return for a taxation year, the CRA is required to perform an initial assessment of tax payable with all due dispatch. For most taxpayers with foreign affiliates, the CRA generally has four years after its initial assessment (referred to as the “normal reassessment period”) in which to audit and reassess the taxpayer’s tax liability and is generally barred from reassessing beyond that period.

Audits in respect of foreign affiliates are generally time-consuming; they often involve issuing requirements for information located in foreign jurisdictions and requesting the exchange of information from a tax treaty or TIEA partner. In such circumstances, it can be challenging for the CRA to obtain information required for the purposes of auditing and reassessing a taxpayer’s tax liability within the normal reassessment period.

A three-year extended reassessment period currently exists in respect of assessments made as a consequence of a transaction involving a taxpayer and a non-resident with whom the taxpayer does not deal at arm’s length. (This provision is also discussed under “Reassessment Period – Non-Resident Non-Arm’s Length Persons”.) Although this three-year extension currently applies to many transactions involving foreign affiliates, it does not apply in all relevant circumstances.

Given the complexity of audits that involve foreign affiliates and in order to ensure that the CRA has an opportunity to properly examine all activities in respect of foreign affiliates that are relevant to the Canadian tax base, Budget 2018 proposes to extend the reassessment period for a taxpayer by three years in respect of income arising in connection with a foreign affiliate of the taxpayer.

This measure will apply to taxation years of a taxpayer that begin on or after Budget Day.

Reporting Requirements

The Income Tax Act contains specific information reporting requirements in respect of foreign affiliates. In general terms, taxpayers (and certain partnerships) are required to file an information return each year in respect of each of their foreign affiliates in the year. These returns contain, among other things, information about amounts included in, and excluded from, FAPI. The provision of this information to the CRA allows for a more efficient administration of the Income Tax Act in respect of income arising in connection with foreign affiliates.

Most entities that file these information returns are corporations. Although a corporate taxpayer is typically required to file its income tax return within six months after the end of its taxation year, a taxpayer’s information return in respect of its foreign affiliates is not due until 15 months after the end of its taxation year. As a result, much of the information required to evaluate income of a taxpayer arising in connection with its foreign affiliates is not sent to the CRA until up to nine months after the submission of the taxpayer’s income tax return, even though the taxpayer must have most of this information before filing its income tax return in order to properly compute its income tax liability.

Budget 2018 proposes to bring the information return deadline in respect of a taxpayer’s foreign affiliates in line with the taxpayer’s income tax return deadline by requiring the information returns to be filed within six months after the end of the taxpayer’s taxation year.

In order to give taxpayers time to adjust to this change, this measure will apply to taxation years of a taxpayer that begin after 2019.

Reassessment Period – Requirements for Information and Compliance Orders

In administering and enforcing the provisions of the Income Tax Act, the Canada Revenue Agency (CRA) has broad general information-gathering powers to request information and examine documents during the course of an audit. In addition, the CRA has a number of specific information-gathering tools available to it, including the ability to issue requirements for information and to obtain compliance orders.

Requirements for information are issued by the CRA. These require a person to provide any information or documents for any purpose related to the administration or enforcement of the Income Tax Act or certain international agreements. Compliance orders are made by a court. These can require a person to provide any necessary assistance, information or document, subject to any conditions the court deems appropriate. Compliance orders can be sought by the CRA where a person has failed to comply with a request made either through its general information gathering powers or through a requirement for information.

A taxpayer may normally be reassessed by the CRA within a fixed period (generally, within three or four years of the CRA’s initial assessment of the taxation year in question). After that period, the taxation year may become statute-barred. Currently, where the CRA issues a requirement for foreign-based information and that requirement is contested in court by the recipient of the requirement, a “stop-the-clock” rule provides that the period open for reassessment by the CRA is extended by the amount of time during which the requirement is contested.

No similar rules apply when challenges are made to requirements for information that do not involve foreign-based information or to compliance orders. Contesting requirements for information and compliance orders effectively shortens the period during which the CRA may reassess a taxpayer, thus hampering the ability of the CRA to reassess in a timely fashion and on the basis of complete information.

Budget 2018 proposes to amend the Income Tax Act to introduce a “stop-the-clock” rule for requirements for information generally and for compliance orders. This rule will extend the reassessment period of a taxpayer by the period of time during which the requirement or compliance order is contested. The period will generally start, in the case of a requirement for information, at the time the taxpayer makes an application for judicial review of the requirement or, in the case of a compliance order, at the time the taxpayer opposes, generally by way of notice of appearance, the CRA’s application for a compliance order. The period will end upon the final disposition of the application (including any appeals). Related amendments will also be made to conform the rules with respect to requirements for foreign-based information.

This measure will apply in respect of challenges instituted after Royal Assent to the enacting legislation.

Reassessment Period – Non-Resident Non-Arm’s Length Persons

After a taxpayer files an income tax return for a taxation year, the Canada Revenue Agency (CRA) is required to perform an initial examination of the return and to assess tax payable, if any, with all due dispatch. The CRA then normally has a fixed period, generally three or four years, after its initial examination beyond which the CRA is precluded from reassessing the taxpayer.

If a taxpayer incurs a loss in a taxation year and carries the loss back to deduct against the taxpayer’s income in a prior taxation year, the CRA has an additional three years to reassess that prior year. This loss carry-back reassessment period is intended to ensure that where a loss arises in a taxation year and is carried back to be used in a prior taxation year, the loss carried back to the prior taxation year cannot become statute-barred before the end of the reassessment period for the taxation year in which the loss arose.

The loss carry-back reassessment period does not take into account the fact that an extended three-year reassessment period exists in respect of reassessments made as a consequence of a transaction involving a taxpayer and a non-resident person with whom the taxpayer does not deal at arm’s length. (This provision is also discussed under “Foreign Affiliates – Reassessments”.) As a result, for example, there may be situations where the CRA makes a transfer pricing adjustment in respect of a taxation year, but is unable to make a consequential reassessment to a prior taxation year to which the taxpayer has carried back a loss. This is inconsistent with the policy underlying the loss carry-back reassessment period.

Budget 2018 proposes to amend the Income Tax Act to provide the CRA with an additional three years to reassess a prior taxation year of a taxpayer, to the extent the reassessment relates to the adjustment of the loss carryback, where: a reassessment of a taxation year is made as a consequence of a transaction involving a taxpayer and a non-resident person with whom the taxpayer does not deal at arm’s length; the reassessment reduces the taxpayer’s loss for the taxation year that is available for carryback; and all or any portion of that loss had in fact been carried back to the prior taxation year.

Example:

A loss arises in a taxpayer’s 2017 taxation year. The taxpayer carries back this loss and deducts it against income in its 2014 taxation year. In 2023, the CRA determines that the actual amount of the 2017 loss is less than the amount claimed as a consequence of an adjustment to a transaction involving a taxpayer and a non-resident person with whom the taxpayer does not deal at arm’s length. The CRA would then be able to reassess the 2014 taxation year to the extent that the reassessment relates to the adjustment of the loss carryback.

This measure will apply in respect of taxation years in which a carried back loss is claimed, where that loss is carried back from a taxation year that ends on or after Budget Day.

Sharing Information for Criminal Matters

Canada has entered into 93 tax treaties and 23 Tax Information Exchange Agreements (TIEAs), and is one of 117 parties to the Convention on Mutual Administrative Assistance in Tax Matters (the “Convention”). Most of the jurisdictions with which Canada has a tax treaty or TIEA are also parties to the Convention. Tax treaties, TIEAs and the Convention provide for the sharing of tax- related information for both civil and criminal tax law purposes, subject to the confidentiality provisions of the agreement at issue.

In addition, Canada has entered into numerous mutual legal assistance agreements. Mutual legal assistance agreements provide for the sharing of information for criminal law purposes.

These international instruments facilitate the administration and enforcement of the tax and other laws of both Canada and its international partners. The sharing of information internationally for the investigation, prosecution and suppression of serious criminal offences, both tax-related and non-tax-related, is vital to the global fight against serious crime and is consistent with the Government’s commitments to address global tax evasion and to improve the fairness of the tax system.

Sharing Tax Information Relating to Tax Offences

As noted above, Canada is obligated to share certain information, including information to be used in respect of tax-related offences, under its tax treaties and TIEAs, and the Convention. The Canada Revenue Agency is responsible for the sharing of tax-related information under the terms of these agreements.

To facilitate the sharing of information, Budget 2018 proposes to allow the legal tools available under the Mutual Legal Assistance in Criminal Matters Act (MLACMA) to be used with respect to the sharing of criminal tax information under Canada’s tax treaties and TIEAs, and the Convention. These tools include the ability for the Attorney General to obtain court orders to gather and send information. The Canada Revenue Agency will continue to be involved in sharing tax information internationally and will work with the Department of Justice, which administers the MLACMA.

To give effect to this measure, legislative amendments may be proposed to the MLACMA, the Income Tax Act, Part IX of the Excise Tax Act (in relation to the Goods and Services Tax/Harmonized Sales Tax) and the Excise Act, 2001 (in relation to excise duties on products such as tobacco and alcohol). The Government intends to propose that any such amendments come into force upon Royal Assent to the enacting legislation.

Sharing Tax Information Relating to Serious Non-Tax Offences

Canada’s mutual legal assistance agreements provide for a wide range of international cooperation in criminal matters. Canada also has the ability to enter into case-specific arrangements to give effect to a request for mutual legal assistance. The MLACMA gives the Attorney General the authority to obtain gathering and sending orders for various types of information in relation to serious non-tax offences, but tax information cannot currently be obtained or shared through this process. Therefore, while many of Canada’s mutual legal assistance partners are able to share tax information in response to a request from Canada for mutual legal assistance, Canada lacks the legal authority to reciprocate.

Budget 2018 proposes to enable the sharing of tax information with Canada’s mutual legal assistance partners in respect of acts that, if committed in Canada, would constitute terrorism, organized crime, money laundering, criminal proceeds or designated substance offences (i.e., offences listed in section 462.48 of the Criminal Code).

A similar issue relates to the authority of the Attorney General to apply for a court order to allow Canadian police officers to obtain taxpayer information under the Income Tax Act for an investigation or prosecution of those offences. Currently, there is no ability to obtain similar confidential information under Part IX of the Excise Tax Act or the Excise Act, 2001.

To address this inconsistency, Budget 2018 also proposes to enable confidential information under Part IX of the Excise Tax Act and the Excise Act, 2001 to be disclosed to Canadian police officers in respect of those offences where such disclosure is currently permitted in respect of taxpayer information under the Income Tax Act.

To give effect to these measures, legislative amendments may be proposed to the MLACMA, the Criminal Code, the Income Tax Act, Part IX of the Excise Tax Act and the Excise Act, 2001. The Government intends to propose that any such amendments come into force upon Royal Assent to the enacting legislation.

Sales and Excise Tax Measures

GST/HST and Investment Limited Partnerships

On September 8, 2017, the Government released draft legislative and regulatory proposals relating to the application of the Goods and Services Tax/Harmonized Sales Tax (GST/HST) to investment limited partnerships. These proposals would clarify that GST/HST is payable on the fair market value of management and administrative services provided to an investment limited partnership by the general partner of the investment limited partnership where consideration becomes due or is paid on or after September 8, 2017. The proposals would also make investment limited partnerships “investment plans” under the GST/HST and extend the special HST rules currently applicable to investment plans to investment limited partnerships effective January 1, 2019. In addition, the proposals would provide GST/HST relief to investment limited partnerships with non-resident investors where certain conditions are met.

Budget 2018 confirms the Government’s intention to proceed with these proposals with the following changes:

First, Budget 2018 proposes to modify the September 8, 2017 proposal so that the GST/HST applies to management and administrative services rendered by the general partner on or after September 8, 2017, and not to management and administrative services rendered by the general partner before September 8, 2017 unless the general partner charged GST/HST in respect of such services before that date. Budget 2018 also proposes that the GST/HST be generally payable on the fair market value of management and administrative services in the period in which these services are rendered.

Second, Budget 2018 proposes to allow an investment limited partnership to make an election to advance the application of the special HST rules as of January 1, 2018.

Tobacco Taxation

Tobacco taxation is recognized as one of the most effective policy instruments to reduce smoking prevalence and reduce youth uptake of tobacco products. The rates of excise duty on tobacco products are currently set to automatically increase every five years to account for inflation. Under this approach, tobacco excise duty rates would be adjusted on December 1, 2019.

Budget 2018 proposes to advance the existing inflationary adjustments for tobacco excise duty rates to occur on an annual basis rather than every five years. To ensure consistency in the excise framework, inflationary adjustments will take effect on April 1 of every year, starting in 2019. Effective the day after Budget Day, tobacco excise duty rates will be adjusted to account for inflation since the last inflationary adjustment in 2014.

Budget 2018 also proposes to increase the excise duty rates by an additional $1 per carton of 200 cigarettes, along with corresponding increases to the excise duty rates on other tobacco products.

Inventories of cigarettes held by manufacturers, importers, wholesalers and retailers at the end of Budget Day will be subject to an inventory tax of $0.011468 per cigarette (subject to certain exemptions). Manufacturers, importers, wholesalers and retailers should refer to the cigarette inventory tax mechanism in the Excise Act, 2001 and Canada Revenue Agency publications for more information. Taxpayers will have until April 30, 2018 to file returns and pay the cigarette inventory tax.

Table 4 provides further information on proposed tobacco excise duty rates. These rate changes will be effective after Budget Day.

Table 4

Tobacco Excise Duty Rate Structure

Products	Current Excise Duty Rates	Proposed Excise Duty Rates after Budget Day
Cigarettes (per five cigarettes or fraction thereof)	$0.53900	$0.59634
Tobacco Sticks (per stick)	$0.10780	$0.11927
Manufactured Tobacco (per 50 grams or fraction thereof)	$6.73750	$7.45425
Cigars	$23.46235 per 1,000 cigars plus the greater of $0.08434 per cigar and 84 per cent of the sale price or duty-paid value	$25.95832 per 1,000 cigars plus the greater of $0.09331 per cigar and 88 per cent of the sale price or duty-paid value

Cannabis Taxation

Excise Duty Framework

The Government is committed to providing regulated and restricted access to cannabis to keep it out of the hands of youth and keep profits out of the hands of criminals. This will entail keeping duties low, and working with the provinces and territories to maintain a coordinated cross- country approach to taxation. In November 2017, the Government released for consultation a proposed excise duty framework for cannabis products that helps support these objectives.

Budget 2018 proposes a new federal excise duty framework for cannabis products to be introduced as part of the Excise Act, 2001. The duty will generally apply to all products available for legal purchase, which at the outset of legalization will include fresh and dried cannabis, cannabis oils, and seeds and seedlings for home cultivation. Cannabis cultivators and manufacturers will be required to obtain a cannabis licence from the Canada Revenue Agency and remit the excise duty, where applicable. The framework will come into effect when cannabis for non-medical purposes becomes available for legal retail sale.

Excise duties will be imposed on federally-licenced producers (“cannabis licensees”) at the higher of a flat rate applied on the quantity of cannabis contained in a final product and a percentage of the dutiable amount of the product as sold by the producer. The dutiable amount generally represents the portion of the producer’s sales price that does not include the cannabis duties under the Excise Act, 2001. The proposed excise duty framework will be applied as follows:

•

A flat rate duty will be imposed, at the time of packaging for final retail sale, on the quantity of cannabis flowering and non-flowering material (generally referred to as “flower” and “trim,” respectively), as well as on cannabis seeds and seedlings (e.g., in the case of home cultivation).

–	The flat rate duty will be imposed on a dollar-per-gram basis, or dollar-per-seed/seedling basis in the case of seeds/seedlings.

–	A lower rate per gram will be applied for trim as compared to flower.

–	A product will generally be considered to be “packaged” by a cannabis licensee when it is put in a container intended for sale to a final consumer at the retail level.

•

At the time of delivery of a cannabis product by the cannabis licensee that packaged it to a purchaser (e.g., a provincially-authorized distributor), an ad valorem rate will also be imposed on the dutiable amount of the transaction.

•

Cannabis licensees selling to purchasers will be liable to pay duty at the higher of the flat rate or the ad valorem rate on the product. The applicable duty will only become payable at the time of delivery to a purchaser.

–	The cannabis licensee who packaged the cannabis product for final retail sale will be liable to pay the applicable excise duty.

•

All cannabis products that will be removed from the premises of a cannabis licensee to enter into the Canadian market for retail sale will be required to have an excise stamp. Excise stamps will have specified colours indicating the provincial or territorial market in which it is intended to be sold. It will be the responsibility of the cannabis licensee who packaged the cannabis product to determine and apply the appropriate excise stamp before its entry into the duty-paid Canadian market.

The excise duty framework will generally apply to cannabis products that contain Tetrahydrocannabinol (THC), the primary psychoactive compound of cannabis. However, packaged products that contain concentrations of no more than 0.3 per cent THC, and consequently have little to no associated psychoactive effects, would generally not be subject to the excise duty under the proposed framework. Pharmaceutical products approved by Health Canada with a Drug Identification Number (DIN) that are derived from cannabis and that can only be acquired through a prescription will also not be subject to the excise duty.

The Goods and Services Tax/Harmonized Sales Tax (GST/HST) basic groceries rules of the Excise Tax Act will be amended to ensure that any sales of cannabis products that would otherwise be considered as basic groceries are subject to the GST/HST in the same way as sales of other types of cannabis products. In addition, relieving rules for various agricultural products will be changed to ensure that sales of cannabis products, including seeds and seedlings, will not be relieved under these rules.

Federal-Provincial-Territorial Taxation Coordination

In December 2017, the federal government reached an agreement with most provincial and territorial governments on a coordinated cannabis taxation framework for the initial two years after legalization. As part of the coordinated framework, 75 per cent of the taxation revenues from a combined $1 per gram / 10 per cent excise duty rate will flow to participating provinces and territories, with the federal government receiving the remaining 25 per cent. The federal portion of cannabis excise duty revenues will be capped at $100 million annually for the first two years after legalization, with any additional cannabis excise duty revenues being distributed to the participating provinces and territories.

In practice, the coordinated framework provides for the application of a federal excise duty as well as an additional excise duty in respect of provinces and territories. The additional excise duty in respect of a province or territory will apply in provinces and territories that agree to participate in the coordinated framework and will apply on the same tax base as, and in fixed proportion to, the federal rate.

•

However, a province or territory may ask for an adjustment to the additional excise duty under the coordinated framework to reflect differences between the sales tax rate applicable to cannabis in the province or territory and the highest prevailing general sales tax rate, or rate of the provincial component of the HST, among provinces and territories.

•	All of the duties referred to above are proposed to be legislated under the Excise Act, 2001.

Proposed excise duty rates (excluding any adjustments to account for differences in sales tax rates) within the coordinated framework are set out in Table 5.

Table 5

Excise Duty Rates for Cannabis Products

Cannabis Plant Product	Federal Rates Higher of the Two Rates Apply		Additional Rates in Respect of a Province/Territory Higher of the Two Rates Apply
	Federal Flat Rate	Federal Ad Valorem Rate	PT Additional Flat Rate	PT Ad Valorem Additional Rate
Flower	$0.25 / gram	2.5 per cent of the dutiable amount of a cannabis product packaged by a cannabis licensee to a purchaser.	$0.75 / gram	7.5 per cent of the dutiable amount of a cannabis product packaged by a cannabis licensee to a purchaser.
Trim	$0.075 / gram		$0.225 / gram
Seed	$0.25 / seed		$0.75 / seed
Seedling	$0.25 / seedling		$0.75 / seedling

Transitional Rules

The cannabis excise duty framework is proposed to be in place by the time cannabis for non-medical purposes becomes accessible for legal retail sale. The framework is proposed to be implemented to ensure the equal duty treatment of cannabis products destined for the retail market regardless of when that product was produced and/or transported to distributors/retailers.

•	The Canada Revenue Agency will begin accepting applications for cannabis licences and will issue excise stamps in advance of the legalization date.

•

Duty will become payable for cannabis licensees on any cannabis products they have already delivered in advance of the legalization date for eventual retail sale, with the exclusion of cannabis delivered to final consumers through the mail in accordance with the Access to Cannabis for Medical Purposes Regulations.

•	On or after the date of cannabis legalization for non-medical purposes, all cannabis products delivered through the mail in accordance with the Cannabis Act will be subject to the appropriate duty.

Proposed Consultations on Tax Measures

Consultations on the GST/HST Holding Corporation Rules

A Goods and Services Tax/Harmonized Sales Tax (GST/HST) rule, commonly referred to as the “holding corporation rule”, generally allows a parent corporation to claim input tax credits to recover GST/HST paid in respect of expenses that relate to another corporation. This rule provides that, where a parent corporation resident in Canada incurs expenses that can reasonably be regarded as being in relation to shares or indebtedness of a commercial operating corporation (a corporation all or substantially all of the property of which is for consumption, use or supply in commercial activities) and the parent corporation is related to the commercial operating corporation, the expenses are generally deemed to have been incurred in relation to commercial activities of the parent corporation.

The Government intends to consult on certain aspects of the holding corporation rule, particularly with respect to the limitation of the rule to corporations and the required degree of relationship between the parent corporation and the commercial operating corporation. At the same time, the Government intends to clarify which expenses of the parent corporation that are in respect of shares or indebtedness of a related commercial operating corporation qualify for input tax credits under the rule.

Consultation documents and draft legislative proposals regarding these issues will be released for public comment in the near future.

Previously Announced Measures

Budget 2018 confirms the Government’s intention to proceed with the following previously announced tax and related measures, as modified to take into account consultations and deliberations since their release:

•	Measures confirmed in Budget 2016 relating to the Goods and Services Tax/Harmonized Sales Tax joint venture election;

•	Income tax measures announced in Budget 2016 expanding tax support for electrical vehicle charging stations and electrical energy storage equipment;

•	The income tax measure announced in Budget 2016 on information-reporting requirements for certain dispositions of an interest in a life insurance policy;

•	Technical income tax legislative amendments released on September 16, 2016, relating to a division of a corporation under foreign laws, and to the requirements to qualify as a prescribed share;

•	The income tax measure announced in Budget 2017 to support the establishment of a tax-exempt Memorial Grant for First Responders (the Community Heroes benefit);

•	The income tax measure announced on May 18, 2017 for additional tax relief for Canadian armed forces personnel and police officers;

•	Remaining legislative and regulatory proposals released on September 8, 2017 relating to the Goods and Services Tax/Harmonized Sales Tax;

•

The income tax measure announced on October 16, 2017 to lower the small business tax rate from 10.5 per cent to 10 per cent, effective January 1, 2018, and to 9 per cent, effective January 1, 2019, which was included in a Notice of Ways and Means Motion tabled on October 24, 2017 along with related amendments to the gross-up amount and dividend tax credit for taxable dividends;

•	The income tax measure announced on October 24, 2017 in the Fall Economic Statement to provide for the indexing of the Canada Child Benefit amounts as of July 1, 2018 instead of July 1, 2020; and

•	Income tax measures released on December 13, 2017 to address income sprinkling.

Budget 2018 also reaffirms the Government’s commitment to move forward as required with technical amendments to improve the certainty of the tax system.

NOTICES

OF WAYS AND

MEANS MOTIONS

Notice of Ways and Means Motion to Amend the Income Tax Act and Other Related Legislation

That it is expedient to amend the Income Tax Act (the “Act”) and other related legislation as follows:

Canada Workers Benefit

1 (1) The portion of subsection 117.1(1) of the Act before paragraph (a) is replaced by the following:

Annual adjustment

117.1 (1) The amount of $1,000 referred to in the formula in paragraph 8(l)(s), each of the amounts expressed in dollars in subparagraph 6(l)(b)(v.l), subsection 117(2), the description of B in subsection 118(1), subsection 118(2), paragraph (a) of the description of B in subsection 118(10), subsection 118.01(2), the descriptions of C and F in subsection 118.2(1) and subsections 118.3(1), 122.5(3) and 122.51(1) and (2), the amount of $400,000 referred to in the formula in paragraph 110.6(2)(a), the amounts of $1,355 and $2,335 referred to in the description of A, and the amounts of $12,820 and $17,025 referred to in the description of B, in the formula in subsection 122.7(2), the amount of $700 referred to in the description of C, and the amounts of $24,111 and $36,483 referred to in the description of D, in the formula in subsection 122.7(3), and each of the amounts expressed in dollars in Part 1.2 in relation to tax payable under this Part or Part 1.2 for a taxation year shall be adjusted so that the amount to be used under those provisions for the year is the total of

(2) Subsection (1) applies to the 2019 and subsequent taxation years, except that the adjustment provided for in subsection 117.1(1) of the Act, as amended by subsection (1), does not apply for the 2019 taxation year in respect of the amounts of $1,355, $2,335, $12,820, $17,025, $700, $24,111, and $36,483.

2 (1) The descriptions of A and B in subsection 122.7(2) of the Act are replaced by the following:

A	is

(a) if the individual had neither an eligible spouse nor an eligible dependant, for the taxation year, the lesser of $1,355 and 26% of the amount, if any, by which the individual’s working income for the taxation year exceeds $3,000, or

(b) if the individual had an eligible spouse or an eligible dependant, for the taxation year, the lesser of $2,335 and 26% of the amount, if any, by which the total of the working incomes of the individual and, if applicable, of the eligible spouse, for the taxation year, exceeds $3,000; and

B	is

(a) if the individual had neither an eligible spouse nor an eligible dependant, for the taxation year, 12% of the amount, if any, by which the adjusted net income of the individual for the taxation year exceeds $12,820, or

(b) if the individual had an eligible spouse or an eligible dependant, for the taxation year, 12% of the amount, if any, by which the total of the adjusted net incomes of the individual and, if applicable, of the eligible spouse, for the taxation year, exceeds $17,025.

(2) The descriptions of C and D in subsection 122.7(3) of the Act are replaced by the following:

C	is the lesser of $700 and 26% of the amount, if any, by which the individual’s working income for the taxation year exceeds $1,150; and

D	is

(a) if the individual had neither an eligible spouse nor an eligible dependant, for the taxation year, 12% of the amount, if any, by which the individual’s adjusted net income for the taxation year exceeds $24,111,

(b) if the individual had an eligible spouse for the taxation year who was not entitled to deduct an amount under subsection 118.3(1) for the taxation year, or had an eligible dependant for the taxation year, 12% of the amount, if any, by which the total of the adjusted net incomes of the individual and, if applicable, of the eligible spouse, for the taxation year, exceeds $36,483, or

(c) if the individual had an eligible spouse for the taxation year who was entitled to deduct an amount under subsection 118.3(1) for the taxation year, 6% of the amount, if any, by which the total of the adjusted net incomes of the individual and of the eligible spouse, for the taxation year, exceeds $36,483.

(3) Subsections (1) and (2) come into force on January 1,2019.

3 Sections 67 and 69 of the Act to amend the Canada Pension Plan, the Canada Pension Plan Investment Board Act and the Income Tax Act are repealed and are deemed to have never come into force.

4 The Act is further modified to give effect to the proposals relating to improving access to the Canada Workers Benefit described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Medical Expense Tax Credit — Eligible Expenditures

5(1) The portion of paragraph 118.2(2)(1) of the Act before subparagraph (ii) is replaced by the following:

(l) on behalf of the patient who is blind or profoundly deaf or has severe autism, severe diabetes, severe epilepsy, severe mental impairment or a severe and prolonged impairment that markedly restricts the use of the patient’s arms or legs,

(i) for an animal that is

(A) specially trained to

(I) in the case of severe mental impairment, perform specific tasks (excluding, for greater certainty, the provision of emotional support) that assist the patient in coping with the impairment, and

(II) in all other cases, assist the patient in coping with the impairment, and

(B) provided by a person or organization one of whose main purposes is such training of animals,

(2) Subsection (1) applies in respect of expenses incurred after 2017.

Registered Disability Savings Plan — Qualifying Plan Holders

6 Clause (a)(ii)(B.l) of the definition disability savings plan in subsection 146.4(1) of the Act is replaced by the following:

(B.1) if the arrangement is entered into before 2024, a qualifying family member in relation to the beneficiary who, at the time the arrangement is entered into, is a qualifying person in relation to the beneficiary,

Deductibility of Employee Contributions to the Enhanced Portion of the Quebec Pension Plan

7(1) Clause 60(e)(ii)(A) of the Act is replaced by the following:

(A) the total of all amounts each of which is an amount payable by the taxpayer in respect of self-employed earnings for the year as a contribution under subsection 10(1.1) or (1.2) of the Canada Pension Plan or as a like contribution under a provincial pension plan, as defined in section 3 of that Act, and

(2) Subparagraph 60(e.l)(i) of the Act is replaced by the following:

(i) the total of all amounts each of which is an amount payable by the taxpayer for the year as an employee’s contribution under subsection 8(1.1) or (1.2) of the Canada Pension Plan or as a like contribution under a provincial pension plan, as defined in section 3 of that Act, and

(3) Subsections (1) and (2) come into force on January 1,2019.

Child Benefits

Status Indians

8 (1) Paragraph (e) of the definition eligible individual in section 122.6 of the Act is amended by striking out “or” at the end of subparagraph (ii), by adding “or” at the end of subparagraph (iv) and by adding the following after subparagraph (iv):

(v) is an Indian within the meaning of the Indian Act,

(2) Subsection (1) is deemed to have come into force on January 1,2005.

9 Section 28 of the Budget Implementation Act, 2016, No. 1 is repealed and is deemed to have never come into force.

Provincial/Territorial Data Access

10 (1) Paragraph 241(4)(j.1) of the Act is replaced by the following:

(j.1) provide taxpayer information to an official or a designated person solely for the purpose of permitting the making of an adjustment to a social assistance payment made on the basis of a means, needs or income test if the purpose of the adjustment is to take into account

(i) the amount determined in respect of a person for C in subsection 122.61(1), as it read before July 2018, in respect of a base taxation year (as defined in section 122.6) before 2017, or

(ii) an amount determined in respect of a person under subsection 122.61(1) or (1.1) in respect of a base taxation year (as defined in section 122.6) after 2014;

(2) Subsection (1) comes into force, or is deemed to have come into force, on July 1, 2018.

Charities — Miscellaneous Technical Issues

Municipalities as Eligible Donees

11 (1) Subsection 188(1.3) of the Act is replaced by the following:

Eligible donee

(1.3) In this Part, an eligible donee in respect of a particular charity is

(a) a registered charity

(i) of which more than 50% of the members of the board of directors or trustees of the registered charity deal at arm’s length with each member of the board of directors or trustees of the particular charity,

(ii) that is not the subject of a suspension under subsection 188.2(1),

(iii) that has no unpaid liabilities under this Act or under the Excise Tax Act,

(iv) that has filed all information returns required by subsection 149.1 (14), and

(v) that is not the subject of a certificate under subsection 5(1) of the Charities Registration (Security Information) Act or, if it is the subject of such a certificate, the certificate has been determined under subsection 7(1) of that Act not to be reasonable; or

(b) a municipality in Canada that is approved by the Minister in respect of a transfer of property from the particular charity.

(2) Subsection (1) applies in respect of transfers of property made on or after Budget Day.

12 (1) The portion of subsection 189(6.3) of the Act before paragraph (a) is replaced by the following:

Reduction of liability for penalties

(6.3) If the Minister has assessed a particular person in respect of the particular person’s liability for penalties under section 188.1 for a taxation year, and that liability exceeds $ 1,000, that liability is, at any particular time, reduced by the total of all amounts, each of which is an amount, in respect of a property transferred by the particular person after the day on which the Minister first assessed that liability and before the particular time to another person that was at the time of the transfer an eligible donee described in paragraph 188(1.3)(a) in respect of the particular person, equal to the amount, if any, by which the fair market value of the property, when transferred, exceeds the total of

(2) Subsection (1) applies in respect of transfers of property made on or after Budget Day.

Universities Outside Canada

13 (1) Subparagraph (a)(iv) of the definition qualified donee in subsection 149.1(1) of the Act is replaced by the following:

(iv) a university outside Canada, the student body of which ordinarily includes students from Canada, that has applied for registration, or

(2) Subsection (1) comes into force on Budget Day, except that if a university has applied for registration prior to Budget Day and is registered by the Minister on or after Budget Day, subsection (1) applies in respect of the university as of the day it applied for registration.

14 (1) Section 3503 of the Income Tax Regulations is repealed.

(2) Subsection (1) is deemed to have come into force on Budget Day.

15 (1) Schedule VIII to the Income Tax Regulations is repealed.

(2) Subsection (1) is deemed to have come into force on Budget Day.

Mineral Exploration Tax Credit for Flow-Through Share Investors

16 (1) Paragraph (a) of the definition flow-through mining expenditure in subsection 127(9) of the Act is replaced by the following:

(a) that is a Canadian exploration expense incurred by a corporation after March 2018 and before 2020 (including, for greater certainty, an expense that is deemed by subsection 66(12.66) to be incurred before 2020) in conducting mining exploration activity from or above the surface of the earth for the purpose of determining the existence, location, extent or quality of a mineral resource described in paragraph (a) or (d) of the definition mineral resource in subsection 248(1),

(2) Paragraphs (c) and (d) of the definition flow-through mining expenditure in subsection 127(9) of the Act are replaced by the following:

(c) an amount in respect of which is renounced in accordance with subsection 66(12.6) by the corporation to the taxpayer (or a partnership of which the taxpayer is a member) under an agreement described in that subsection and made after March 2018 and before April 2019, and

(d) that is not an expense that was renounced under subsection 66(12.6) to the corporation (or a partnership of which the corporation is a member), unless that renunciation was under an agreement described in that subsection and made after March 2018 and before April 2019; (dépense minière déterminée)

(3) Subsections (1) and (2) apply in respect of expenses renounced under a flow-through share agreement entered into after March 2018.

Reporting Requirements for Trusts

17 The Act is modified to give effect to the proposals relating to reporting requirements for trusts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Passive Investment Income

18 (1) Subsection 125(5.1) of the Act is replaced by the following:

Business limit reduction

(5.1) Notwithstanding subsections (2), (3), (4) and (5), a Canadian-controlled private corporation’s business limit for a particular taxation year ending in a calendar year is the amount, if any, by which its business limit otherwise determined for the particular taxation year exceeds the greater of

(a) the amount determined by the formula

A x B/$11,250

where

A	is the amount that would, but for this subsection, be the corporation’s business limit for the particular year, and

B	is the amount determined by the formula

0.225% x (C – $10 million)

where

C	is

(i) if, in both the particular taxation year and the preceding taxation year, the corporation is not associated with any corporation, the taxable capital employed in Canada (within the meaning assigned by subsection 181.2(1) or 181.3(1) or section 181.4, as the case maybe) of the corporation for the preceding taxation year,

(ii) if, in the particular taxation year, the corporation is not associated with any corporation but was associated with one or more corporations in the preceding taxation year, the taxable capital employed in Canada (within the meaning assigned by subsection 181.2(1) or 181.3(1) or section 181.4, as the case maybe) of the corporation for the particular taxation year, or

(iii) if, in the particular taxation year, the corporation is associated with one or more particular corporations, the total of all amounts each of which is the taxable capital employed in Canada (within the meaning assigned by subsection 181.2(1) or 181.3(1) or section 181.4, as the case may be) of the corporation or of any of the particular corporations for its last taxation year that ended in the preceding calendar year, and

(b) the amount determined by the formula

D/$500,000 x 5(E – $50,000)

where

D	is the amount determined for A in paragraph (a), and

E	is the total of all amounts each of which is the adjusted aggregate investment income of the corporation or of any corporation with which it is associated at any time in the particular taxation year for each of their taxation years that ended in the preceding calendar year.

(2) Section 125 of the Act is amended by adding the following after subsection (5.1):

Anti-avoidance

(5.2) A particular corporation and another corporation are deemed to be associated with each other at a particular time for the purposes of paragraph (5.1)(b) if

(a) the particular corporation lends or transfers property at any time, either directly or indirectly, by means of a trust or by any other means whatever, to the other corporation;

(b) the other corporation is, at the particular time, related to the particular corporation but is not associated with it; and

(c) it may reasonably be considered that one of the reasons the loan or transfer was made was to reduce the amount determined for E in paragraph (5.1)(b) in respect of the particular corporation for a taxation year.

(3) Subsection 125(7) of the Act is amended by adding the following in alphabetical order:

active asset, of a particular corporation at any time, means property that is

(a) used at that time principally in an active business carried on primarily in Canada by the particular corporation or by a Canadian-controlled private corporation that is related to the particular corporation,

(b) a share of the capital stock of another corporation if, at that time,

(i) the other corporation is connected with the particular corporation (within the meaning assigned by subsection 186(4) on the assumption that the other corporation is at that time a “payer corporation” within the meaning of that subsection), and

(ii) the share would be a qualified small business corporation share (as defined in subsection 110.6(1)) if

(A) the references in that definition to an “individual” were references to the particular corporation, and

(B) that definition were read without reference to “the individual’s spouse or common law partner”, or

(c) an interest in a partnership, if

(i) at that time, the fair market value of the particular corporation’s interest in the partnership is equal to or greater than 10% of the total fair market value of all interests in the partnership,

(ii) throughout the 24-month period ending before that time, more than 50% of the fair market value of the property of the partnership was attributable to property described in this paragraph or in paragraph (a) or (b), and

(iii) at that time, all or substantially all of the fair market value of the property of the partnership is attributable to property described in this paragraph or in paragraph (a) or (b); (bien actif)

adjusted aggregate investment income, of a corporation (other than a corporation that is deemed not to be a private corporation by subsection 136(1) or 137(7) or section 141.1) for a taxation year, means the amount that would be the aggregate investment income (as defined in subsection 129(4)) of the corporation for the year, if

(a) subparagraph (a)(i) of that definition read: “the eligible portion of the corporation’s taxable capital gains (other than taxable capital gains from the disposition of property that is, at the time of disposition, an active asset of the corporation) for the year”,

(b) subparagraph (a)(ii) of that definition read: “the eligible portion of its allowable capital losses (other than allowable capital losses from the disposition of property that is, at the time of disposition, an active asset of the corporation) for the year, and”,

(c) paragraph (a) of that definition were read without reference to its subparagraph (iii),

(d) subparagraph (b)(iii) of that definition read: “a dividend from a corporation connected with it (within the meaning assigned by subsection 186(4) on the assumption that the corporation is at that time a “payer corporation” within the meaning of that subsection), and”,

(e) paragraph (a) of the definition income or loss in subsection 129(4) read: “includes

(i) the income or loss from a specified investment business carried on by it, and

(ii) amounts in respect of a life insurance policy that are included in computing the corporation’s income for the year, to the extent that the amounts would not otherwise be included in the computation of the corporation’s aggregate investment income, but”, and

(f) no amount were deducted under subsection 91(4) by the corporation in computing its income for the year; (revenu de placement total ajusté)

(4) Subsections (1) to (3) apply to taxation years that begin after 2018. However, subsections (1) to (3) also apply to a taxation year of a corporation that begins before 2019 and ends after 2018 if

(a) the corporation’s preceding taxation year was, because of a transaction or event or a series of transactions or events, shorter than it would have been in the absence of that transaction, event or series; and

(b) one of the reasons for the transaction, event or series was to defer the application of any of subsections (1) to (3) or subsections 19(1) to (4) to the corporation.

19 (1) Paragraph 129(l)(a) of the Act is replaced by the following:

(a) may, on sending the notice of assessment for the year, refund without application an amount (in this Act referred to as its “dividend refund” for the year) in respect of taxable dividends paid by the corporation on shares of its capital stock in the year, and at a time when it was a private corporation, equal to the total of

(i) in respect of eligible dividends, an amount equal to the lesser of

(A) 38 1 /3% of the total of all eligible dividends paid by it in the year, and

(B) its eligible refundable dividend tax on hand at the end of the year, and

(ii) in respect of taxable dividends (other than eligible dividends), an amount equal to the total of

(A) the lesser of

(I) 38 1 /3% of the total of all taxable dividends (other than eligible dividends) paid by it in the year, and

(II) its non-eligible refundable dividend tax on hand at the end of the year, and

(B) either

(I) if the amount determined under subclause (A)(1) exceeds the amount determined under subclause (A)(II), the lesser of

1 the amount of the excess, and

2 the amount by which the corporation’s eligible refundable dividend tax on hand at the end of the year exceeds the amount, if any, determined under subparagraph (i) for the year, or

(II) in any other case, nil; and

(2) Subsection 129(3) of the Act is repealed.

(3) Subsection 129(4) of the Act is amended by adding the following in alphabetical order:

eligible refundable dividend tax on hand, of a particular corporation at the end of a taxation year, means the amount, if any, by which the total of

(a) the total of the taxes payable under Part IV by the particular corporation for the year in respect of

(i) eligible dividends received by the particular corporation in the year from corporations other than corporations with which the particular corporation is connected (in this paragraph, within the meaning assigned by subsection 186(4) on the assumption that the other corporation is at that time a “payer corporation” within the meaning of that subsection), and

(ii) taxable dividends received by the particular corporation in the year from corporations that are connected with the particular corporation to the extent that such dividends caused a dividend refund to those corporations from their eligible refundable dividend tax on hand, and

(b) where the particular corporation was a private corporation at the end of its preceding taxation year, the particular corporation’s eligible refundable dividend tax on hand at the end of that preceding year exceeds

(c) the total of all amounts each of which is the portion, if any, of the particular corporation’s dividend refund from its eligible refundable dividend tax on hand determined, for its preceding taxation year, under

(i) subparagraph (l)(a)(i), or

(ii) clause (l)(a)(ii)(B). (impôt en main remboursable au titre de dividendes déterminés)

non-eligible refundable dividend tax on hand, of a corporation at the end of a taxation year, means the amount, if any, by which the total of

(a) if the corporation was a Canadian-controlled private corporation throughout the year, the least of

(i) the amount determined by the formula

A - B

where

A	is 30 2/3% of the corporation’s aggregate investment income for the year, and

B	is the amount, if any, by which

(I) the amount deducted under subsection 126(1) from the tax for the year otherwise payable by it under this Part exceeds

(II) 8%of its foreign investment income for the year,

(ii) 30 2/3% of the amount, if any, by which the corporation’s taxable income for the year exceeds the total of

(A) the least of the amounts determined under paragraphs 125(l)(a) to (c) in respect of the corporation for the year,

(B) 100/(38 2/3) of the total of amounts deducted under subsection 126(1) from its tax for the year otherwise payable under this Part, and

(C) the amount determined by multiplying the total of amounts deducted under subsection 126(2) from its tax for the year otherwise payable under this Part, by the relevant factor for the year, and

(iii) the corporation’s tax for the year payable under this Part,

(b) the total of the taxes payable under Part IV by the corporation for the year less the amount determined under paragraph (a) of the definition eligible refundable dividend tax on hand in respect of the corporation for the year, and

(c) if the corporation was a private corporation at the end of its preceding taxation year, the corporation’s non-eligible refundable dividend tax on hand at the end of that preceding year exceeds

(d) the portion, if any, of the corporation’s dividend refund from its non-eligible refundable dividend tax on hand determined, for its preceding taxation year, under clause (l)(a)(ii)(A). (impôt en main remboursable au titre de dividendes non-déterminés)

(4) Section 129 of the Act is amended by adding the following after subsection (4):

2019 transitional RDTOH

(5) The following rules apply to a corporation’s first taxation year in respect of which the definition eligible refundable dividend tax on hand in subsection (4) applies:

(a) if the corporation is a Canadian-controlled private corporation throughout the taxation year,

(i) for the purpose of applying paragraph (b) of the definition eligible refundable dividend tax on hand for the taxation year, the corporation’s eligible refundable dividend tax on hand at the end of its preceding taxation year is deemed to be the amount, if any, that is the lesser of

(A) the amount determined by the formula

A– B

where

A is the corporation’s refundable dividend tax on hand at the end of its preceding taxation year, and

B is the corporation’s dividend refund for its preceding taxation year, and

(B) the amount determined by the formula

(C – D) x E

where

C is the corporation’s general rate income pool at the end of its preceding taxation year,

D is the amount, if any, by which

(i) the total of all amounts each of which is an eligible dividend paid by the corporation in its preceding taxation year exceeds

(ii) the total of all amounts each of which is an excessive eligible dividend designation made by the corporation in its preceding taxation year, and

E is 38 1/3%, and

(ii) for the purpose of applying paragraph (c) of the definition non-eligible refundable dividend tax on hand for the taxation year, the corporation’s non-eligible refundable dividend tax on hand at the end of its preceding taxation year is deemed to be the amount determined by the formula

A – B

where

A is the amount determined under clause (a)(i)(A) in respect of the corporation at the end of the year, and

B is the amount determined under clause (a)(i)(B) in respect of the corporation at the end of the year; and

(b) if the corporation is not a Canadian-controlled private corporation throughout the taxation year, for the purpose of applying paragraph (b) of the definition eligible refundable dividend tax on hand for the taxation year, the corporation’s eligible refundable dividend tax on hand at the end of its preceding taxation year is deemed to be the amount that would be determined for clause (a)(i)(A) if the corporation were a Canadian-controlled private corporation throughout the taxation year.

(5) Subsections (1) to (4) apply to taxation years that begin after 2018. However, subsections (1) to (4) also apply to a taxation year of a corporation that begins before 2019 and ends after 2018 if

(a) the corporation’s taxation year prior to that taxation year was, because of a transaction or event or a series of transactions or events, shorter than it would have been in the absence of that transaction, event or series; and

(b) one of the reasons for the transaction, event or series was to defer the application of any of subsections (1) to (4) or subsections 18(1) to (3) to the corporation.

20 The Act is further modified to give effect to the proposals relating to Passive Investment Income described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Tax Support for Clean Energy

21 The portion of Class 43.2 in Schedule II to the Income Tax Regulations before paragraph (a) is replaced by the following:

Property that is acquired after February 22, 2005 and before 2025 (other than property that was included, before it was acquired, in another class in this Schedule by any taxpayer) and that is property that would otherwise be included in Class 43.1

Artificial Losses Using Equity-Based Financial Arrangements

22 (1) Paragraph 112(2.31)(b) of the Act is replaced by the following:

(b) the taxpayer establishes that, throughout the particular period, no tax-indifferent investor or group of tax-indifferent investors, each member of which is affiliated with every other member, has all or substantially all of the risk of loss and opportunity for gain or profit in respect of the share.

(2) Subparagraph 112(2.32)(a)(ii) of the Act is replaced by the following:

(ii) all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share during the particular period referred to in subsection (2.31) has not been eliminated and cannot reasonably be expected by it to be eliminated;

(3) Clause 112(2.32)(b)(iii)(B) of the Act is replaced by the following:

(B) all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share during the particular period referred to in subsection (2.31) has not been eliminated and cannot reasonably be expected by it to be eliminated;

(4) Clause 112(2.32)(c)(iii)(B) of the Act is replaced by the following:

(B) all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share during the particular period referred to in subsection (2.31) has not been eliminated and cannot reasonably be expected by it to be eliminated;

(5) Subsection 112(2.33) of the Act is replaced by the following:

End of particular period

(2.33) If, at a time during a particular period referred to in subsection (2.31), a counterparty, specified counterparty, affiliated counterparty or affiliated specified counterparty reasonably expects to become a tax-indifferent investor or — if it has provided a representation described by subparagraph (2.32)(a)(ii) or clause (2.32)(b)(iii)(B) or (c)(iii)(B) in respect of a share — that all or substantially all of its risk of loss and opportunity for gain or profit in respect of the share will be eliminated, the particular period for which it has provided a representation in respect of the share is deemed to end at that time.

(6) Subsections (1) to (5) apply in respect of dividends that are paid or become payable on or after Budget Day.

23 (1) The definition SLA compensation payment in subsection 260(1) of the Act is replaced by the following:

SLA compensation payment means an amount paid pursuant to a securities lending arrangement, or a specified securities lending arrangement, as compensation for an underlying payment; (paiement compensatoire (MPVM))

(2) Subsection 260(1) of the Act is amended by adding the following in alphabetical order:

specified securities lending arrangement means an arrangement, other than a securities lending arrangement, under which

(a) a person transfers or lends at any particular time a particular share described in paragraph (a) of the definition qualified security to another person,

(b) it may reasonably be expected, at the particular time, that the other person will transfer or return after the particular time to the person a share that is identical to the particular share so transferred or lent, and

(c) the person’s risk of loss or opportunity for gain or profit with respect to the particular share is not changed in any material respect; (mécanisme de prêt de valeurs mobilières déterminé)

(3) The portion of subsection 260(5) of the Act before paragraph (a) is replaced by the following:

Where subsection (5.1) applies

(5) Subsection (5.1) applies to a taxpayer for a taxation year in respect of a particular amount (other than an amount received as proceeds of disposition or an amount received by a person under an arrangement where it may reasonably be considered that one of the main reasons for the person entering into the arrangement was to enable the person to receive an SLA compensation payment pursuant to a securities lending arrangement, or a dealer compensation payment, that would be deductible in computing the taxable income, or not included in computing the income, for any taxation year of the person) received by the taxpayer in the taxation year

(4) Paragraph 260(6)(a) of the Act is replaced by the following:

(a) if the taxpayer is a registered securities dealer and the particular amount is deemed by subsection (5.1) to have been received as a taxable dividend, no more than 2/3 of the particular amount (unless, for greater certainty, the particular amount is an amount for which a deduction in computing income may be claimed under subsection (6.1) by the taxpayer); or

(5) The portion of subsection 260(6.1) of the Act before paragraph (a) is replaced by the following:

Deductible amount

(6.1) There may be deducted in computing a corporation’s income under Part I from a business or property for a taxation year an amount equal to the lesser of

(6) Subsections (1) to (5) apply in respect of amounts paid or payable, or received or receivable, as compensation for dividends on or after Budget Day. However, subsections (1) to (5) do not apply in respect of amounts paid or payable, or received or receivable, as compensation for dividends on or after Budget Day and before October 2018, if they are pursuant to a written arrangement entered into before Budget Day.

Stop-Loss Rule on Share Repurchase Transactions

24 (1) The description of B in subsection 112(5.2) of the Act is replaced by the following:

B	is

(a) if the taxpayer received a dividend under subsection 84(3) in respect of the share, the total determined under subparagraph (b)(ii), and

(b) in any other case, the lesser of

(i) the loss, if any, from the disposition of the share that would be determined before the application of this subsection if the cost of the share to any taxpayer were determined without reference to

(A) paragraphs 87(2)(e.2) and (e.4), 88(l)(c), 138(11.5)(e) and 142.5(2)(b),

(B) subsection 85(1), where the provisions of that subsection are required by paragraph 138(11.5)(e) to be applied, and

(C) paragraph 142.6(l)(d), and

(ii) the total of all amounts each of which is

(A) where the taxpayer is a corporation, a taxable dividend received by the taxpayer on the share, to the extent of the amount that was deductible under this section or subsection 115(1) or 138(6) in computing the taxpayer’s taxable income or taxable income earned in Canada for any taxation year,

(B) where the taxpayer is a partnership, a taxable dividend received by the taxpayer on the share, to the extent of the amount that was deductible under this section or subsection 115(1) or 138(6) in computing the taxable income or taxable income earned in Canada for any taxation year of members of the partnership,

(C) where the taxpayer is a trust, an amount designated under subsection 104(19) in respect of a taxable dividend on the share, or

(D) a dividend (other than a taxable dividend) received by the taxpayer on the share,

(2) The portion of subsection 112(5.21) of the Act before paragraph (a) is replaced by the following:

Subsection (5.2) — excluded dividends

(5.21) A dividend, other than a dividend received under subsection 84(3), shall not be included in the total determined under subparagraph (b)(ii) of the description of B in subsection (5.2) unless

(3) Subsections (1) and (2) apply in respect of dispositions that occur on or after Budget Day.

25 (1) Section 142.5 of the Act is amended by adding the following after subsection (3):

Proceeds — mark-to-market property

(4) For greater certainty, if a taxpayer is a financial institution in a taxation year and disposes of a share that is mark-to-market property of the taxpayer for the year, the taxpayer’s proceeds from the disposition do not include any amount that would otherwise be proceeds from the disposition to the extent that the amount is deemed by subsection 84(2) or (3) to be a dividend received except to the extent the dividend is deemed by subparagraph 88(2)(b)(ii) not to be a dividend.

(2) Subsection (1) applies in respect of dispositions that occur on or after Budget Day.

At-Risk Rules for Tiered Partnerships

26 (1) Section 96 of the Act is amended by adding the following after subsection (2):

Tiered partnerships

(2.01) For the purposes of this section, a taxpayer includes a partnership.

(2) Subsection 96(2.1) of the Act is amended by striking out “and” at the end of paragraph (d) and by replacing paragraph (e) with the following:

(e) if the taxpayer is not a partnership, be deemed to be the taxpayer’s limited partnership loss in respect of the partnership for the year, and

(f) if the taxpayer is a partnership, reduce the taxpayer’s share of any loss of the partnership for a fiscal period of the partnership ending in the taxation year of the taxpayer from a business (other than a farming business) or from property.

(3) Section 96 of the Act is amended by adding the following after subsection (2.1):

Tiered partnerships — adjustments

(2.11) The following rules apply to taxation years of a taxpayer that end on or after Budget Day:

(a) for the purpose of applying section 111, the taxpayer’s non-capital loss, or limited partnership loss in respect of a partnership, for a preceding taxation year shall be determined as if subsection (2.01) and paragraph (2.1)(f) applied in respect of taxation years that end before Budget Day; and

(b) in computing the adjusted cost base to the taxpayer of the taxpayer’s interest in a partnership on or after Budget Day, there shall be added an amount equal to the portion of the amount of any reduction because of paragraph (a) in a non-capital loss of the taxpayer that can reasonably be considered to relate to the amount of a loss deducted under subparagraph 53(2)(c)(i) in computing the adjusted cost base of that interest.

(4) Subsections (1) and (2) apply to taxation years that end on or after Budget Day.

Health and Welfare Trusts

27 The Act is modified to give effect to the proposals relating to Health and Welfare Trusts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Cross-Border Surplus Stripping using Partnerships and Trusts

28 The Act is modified to give effect to the proposals relating to Cross-Border Surplus Stripping using Partnerships and Trusts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day, including by the amendments in sections 29 and 30.

29 (1) Subparagraph (a)(ii) of the definition equity amount in subsection 18(5) of the Act is replaced by the following:

(ii) the average of all amounts each of which is the corporation’s contributed surplus (other than any portion of that contributed surplus that arose at a time when the corporation was non-resident, or that arose in connection with a disposition to which subsection 212.1(1.1) applies or an investment, as defined in subsection 212.3(10), to which subsection 212.3(2) applies) at the beginning of a calendar month that ends in the year, to the extent that it was contributed by a specified non-resident shareholder of the corporation, and

(2) Subsection (1) applies in respect of transactions or events that occur on or after Budget Day.

30 (1) Paragraphs 84(l)(c.l) and (c.2) of the Act are replaced by the following:

(c.1) if the corporation is an insurance corporation, any action by which it converts contributed surplus related to its insurance business (other than any portion of that contributed surplus that arose at a time when it was non-resident, or that arose in connection with a disposition to which subsection 212.1(1.1) applies or an investment, as defined in subsection 212.3(10), to which subsection 212.3(2) applies) into paid-up capital in respect of the shares of its capital stock,

(c.2) if the corporation is a bank, any action by which it converts any of its contributed surplus that arose on the issuance of shares of its capital stock (other than any portion of that contributed surplus that arose at a time when it was non-resident, or that arose in connection with a disposition to which subsection 212.1(1.1) applies or an investment, as defined in subsection 212.3(10), to which subsection 212.3(2) applies) into paid-up capital in respect of shares of its capital stock, or

(2) The portion of paragraph 84(l)(c.3) of the Act before subparagraph (ii) is replaced by the following:

(c.3) if the corporation is neither an insurance corporation nor a bank, any action by which it converts into paid-up capital in respect of a class of shares of its capital stock any of its contributed surplus that arose after March 31, 1977 (other than any portion of that contributed surplus that arose at a time when it was non-resident, or that arose in connection with a disposition to which subsection 212.1(1.1) applies or an investment, as defined in subsection 212.3(10), to which subsection 212.3(2) applies)

(i) on the issuance of shares of that class or shares of another class for which the shares of that class were substituted (other than an issuance to which section 51, 66.3, 84.1, 85, 85.1, 86 or 87 or subsection 192(4.1) or 194(4.1) applied),

(3) Subsections (1) and (2) apply in respect of transactions or events that occur on or after Budget Day.

Foreign Affiliates

31 The Act is modified to give effect to the proposals relating to Foreign Affiliates described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Reassessment Period – Requirements for Information and Compliance Orders

32 The portion of section 231 of the Act before the definition authorized person is replaced by the following:

231 In sections 231.1 to 231.8,

33 The portion of subsection 231.6(7) of the Act before paragraph (a) is replaced by the following:

Time period not to count

(7) The period of time between the day on which an application for review of a requirement is made pursuant to subsection (4) and the day on which the application is finally disposed of shall not be counted in the computation of

34 The Act is amended by adding the following after section 231.7:

Time period not to count

231.8 The following periods of time shall not be counted in the computation of the period of time within which an assessment may be made for a taxation year of a taxpayer under subsection 152(4):

(a) where the taxpayer is served a notice of a requirement under subsection 231.2(1), the period of time between the day on which an application for judicial review in respect of the requirement is made and the day on which the application is finally disposed of; and

(b) where an application under subsection 231.7(1) is commenced by the Minister to order the taxpayer to provide any access, assistance, information or document, the period of time between the day on which the taxpayer files a notice of appearance, or otherwise opposes the application, and the day on which the application is finally disposed of.

Reassessment Period – Non-Resident Non-Arm’s Length Persons

35 (1) Subparagraph 152(4)(b)(iii) of the French version of the Act is replaced by the following:

(iii) est établie par suite de la conclusion d’une opération impliquant le contribuable et une personne non résidente avec laquelle il avait un lien de dépendance,

(2) Subsection 152(4) of the Act is amended by adding the following after paragraph (b.3):

(b.4) the assessment, reassessment or additional assessment is made before the day that is six years after the end of the normal reassessment period for the taxpayer in respect of the year if

(i) a reassessment of tax for the year was required under subsection (6), or would have been so required if the taxpayer had claimed an amount by filing the prescribed form referred to in that subsection on or before the day referred to in that subsection, in order to take into account a deduction claimed under section 111 in respect of a loss for a subsequent taxation year,

(ii) an assessment, reassessment or additional assessment of tax for the subsequent taxation year referred to in subparagraph (i) was made after the normal reassessment period in respect of the subsequent taxation year as a consequence of a transaction involving the taxpayer and a non-resident person with whom the taxpayer was not dealing at arm’s length, and

(iii) the assessment, reassessment or additional assessment referred to in subparagraph (ii) reduced the amount of the loss for the subsequent taxation year;

(3) The portion of subsection 152(4.01) of the Act before paragraph (a) is replaced by the following:

Extended period assessment

(4.01) Notwithstanding subsections (4) and (5), an assessment, reassessment or additional assessment to which paragraph (4)(a), (b), (b.l), (b.3), (b.4) or (c) applies in respect of a taxpayer for a taxation year may be made after the taxpayer’s normal reassessment period in respect of the year to the extent that, but only to the extent that, it can reasonably be regarded as relating to,

(4) Subsection 152(4.01) of the Act is amended by striking out “and” at the end of paragraph (b), by adding “and” at the end of paragraph (c) and by adding the following after paragraph (c):

(d) if paragraph (4)(b.4) applies to the assessment, reassessment or additional assessment, the reduction under subparagraph (4)(b.4)(iii).

(5) Subsection (1) is deemed to have come into force on Budget Day.

(6) Subsections (2) to (4) apply in respect of a taxation year if a reassessment of tax for the year was required under subsection 152(6) of the Act, or would have been so required if the taxpayer had claimed an amount by filing the prescribed form referred to in that subsection on or before the day referred to in that subsection, in order to take into account a deduction claimed under section 111 of the Act in respect of a loss for a subsequent taxation year that ends on or after Budget Day.

Notice of Ways and Means Motion to Amend the Excise Tax Act

That it is expedient to amend the Excise Tax Act as follows:

GST/HST and Investment Limited Partnerships

1 (1) Subsection 123(1) of the Excise Tax Act is amended by adding the following in alphabetical order:

investment limited partnership means a limited partnership, the primary purpose of which is to invest funds in property consisting primarily of financial instruments, if

(a) the limited partnership is, or forms part of an arrangement or structure that is, represented or promoted as a hedge fund, investment limited partnership, mutual fund, private equity fund, venture capital fund or other similar collective investment vehicle, or

(b) the total value of all interests in the limited partnership held by listed financial institutions is 50% or more of the total value of all interests in the limited partnership; (société en commandite de placement)

(2) Subsection (1) is deemed to have come into force on September 8,2017.

2 (1) Section 132 of the Act is amended by adding the following after subsection (5):

Residence of investment limited partnerships

(6) For the purposes of this Part but subject to subsection (2), an investment limited partnership is deemed to not be resident in Canada at any time if, at that time, the total value of all interests in the partnership held by non-resident members of the partnership (other than prescribed members) is 95% or more of the total value of all interests in the partnership.

(2) Subsection (1) is deemed to have come into force on September 8,2017.

3 (1) Subsection 149(5) of the Act is amended by striking out “and” at the end of paragraph (f) and by adding the following after paragraph (f):

(f.1) an investment limited partnership; and

(2) Subsection (1) applies in respect of

(a) any taxation year of a person that begins after 2018; and

(b) the taxation years of a person that begin in 2018 if the person elects to have subsection (1) apply in respect of those taxation years.

(3) An election under paragraph (2)(b) is to

(a) be made in prescribed form containing prescribed information; and

(b) be filed with the Minister of National Revenue in prescribed manner on or before the day that is 60 days after the day on which the legislation enacting this section receives royal assent or any later day that the Minister ofNational Revenue may allow.

(4) If a person makes an election under paragraph (2)(b), the references in subsection 244.1(4) of the Act, as enacted by subsection 4(1), to “2018” and “2019” are to be read as “2017” and “2018”, respectively, in applying that subsection 244.1(4) in respect of the person.

4 (1) Section 244.1 of the Act is amended by adding the following after subsection (3):

Fiscal year — investment limited partnership

(4) If a particular fiscal year of an investment limited partnership begins in 2018 and includes January 1, 2019 and the investment limited partnership would be a selected listed financial institution throughout a reporting period in the particular fiscal year if the particular fiscal year began on January 1, 2019 and ended on December 31, 2019, the following rules apply:

(a) the particular fiscal year ends on December 31, 2018;

(b) subject to subsection (2), the fiscal years of the investment limited partnership are calendar years as of January 1, 2019;

(c) any election made by the investment limited partnership under section 244 ceases to have effect as of January 1, 2019; and

(d) if the first taxation year of the investment limited partnership that begins after 2018 does not begin on January 1, 2019, for the purposes of subsection 225.2(1) the investment limited partnership is deemed to be a financial institution for the period beginning on January 1,2019 and ending on the day preceding the first day of that taxation year.

(2) Subsection (1) is deemed to have come into force on September 8,2017.

5 (1) Paragraph 272.1(3)(b) of the Act is replaced by the following:

(b) in the case of management or administrative services that are rendered by a general partner of an investment limited partnership to the investment limited partnership under an agreement for the particular supply of those services,

(i) if subsection 136.1(2) applies in respect of the particular supply, for each separate supply of those services that is deemed under paragraph 136.1(2)(a) to be made by the general partner for a billing period (within the meaning of that subsection), the separate supply is deemed, despite paragraph 136.1 (2)(c), to be made for consideration that becomes due on the last day of the billing period equal to the fair market value of the services rendered under the agreement by the general partner to the investment limited partnership during the billing period, determined as if the general partner were not a member of the investment limited partnership and were dealing at arm’s length with the investment limited partnership, and

(ii) in any other case,

(A) the general partner is deemed to have made, and the investment limited partnership is deemed to have received, a separate supply of those services for each reporting period of the general partner during which those services are, or are to be, rendered under the agreement, and

(B) each separate supply of those services that is deemed to be made under clause (A) for a reporting period of the general partner is deemed to be made on the first day of the reporting period for consideration that becomes due on the last day of the reporting period equal to the fair market value of the services rendered under the agreement by the general partner to the investment limited partnership during the reporting period, determined as if the general partner were not a member of the investment limited partnership and were dealing at arm’s length with the investment limited partnership; and

(c) in any other case, the supply is deemed to have been made for consideration that becomes due at the time the supply is made equal to the fair market value at that time of the property or service acquired by the partnership determined as if the person were not a member of the partnership and were dealing at arm’s length with the partnership.

(2) Section 272.1 of the Act is amended by adding the following after subsection (7):

Investment limited partnership — supply by general partner

(8) For the purposes of this Part, if a general partner of an investment limited partnership renders a management or administrative service to the investment limited partnership,

(a) the rendering of the service is deemed not to be done by the general partner as a member of the investment limited partnership; and

(b) the supply by the general partner to the investment limited partnership that includes the service is deemed to have been made otherwise than in the course of the investment limited partnership’s activities.

(3) For the purposes of subsections (4) to (6) and Part IX of the Act, if management or administrative services are rendered by a general partner of an investment limited partnership to the investment limited partnership under a particular agreement entered into before September 8, 2017 and if some or all of those services are rendered on or after that day, the following rules apply:

(a) in respect of the management or administrative services that are rendered on or after September 8, 2017 (referred to in this paragraph as the “subsequent services”),

(i) the general partner is deemed to have made, and the investment limited partnership is deemed to have received, a particular supply of the subsequent services and the particular supply is deemed to have been made on September 8,2017,

(ii) the subsequent services are deemed to have been rendered under an agreement for the particular supply and not under the particular agreement and the agreement for the particular supply is deemed to have been entered into on September 8, 2017,

(iii) any amount that is charged, collected or remitted at any time as or on account of tax under Part IX of the Act in respect of an amount of consideration that is reasonably attributable to the rendering of the subsequent services is deemed to be an amount of tax that is collected at that time in respect of the particular supply, and

(iv) if the total of all amounts of tax that are payable under Part IX of the Act in respect of the particular supply is in excess of the total of the amounts that are deemed under subparagraph (iii) to be amounts collected before Budget Day in respect of that supply, that excess is deemed, despite subsection 272.1(3) of the Act, as amended by subsection (1), to have become payable on Budget Day and the general partner is deemed to have collected that excess on that day; and

(b) in respect of the management or administrative services, if any, that are rendered before September 8,2017 (referred to in this paragraph as the “prior services”),

(i) the general partner is deemed to have made, and the investment limited partnership is deemed to have received, a supply of the prior services (referred to in this paragraph as the “earlier supply”) and the earlier supply is deemed to have been made on the day on which the particular agreement is entered into,

(ii) the prior services are deemed to have been rendered under an agreement for the earlier supply and not under the particular agreement and the agreement for the earlier supply is deemed to have been entered into on the day on which the particular agreement is entered into, and

(iii) any amount that is charged, collected or remitted at any time as or on account of tax under Part IX of the Act in respect of an amount of consideration that is reasonably attributable to the rendering of the prior services under the particular agreement is deemed to be an amount of tax that is collected at that time in respect of the earlier supply.

(4) Subsection (1) applies in respect of management or administrative services that are supplied after September 7, 2017.

(5) Subsection (2) is deemed to have come into force on September 8, 2017 but also applies in respect of management or administrative services that are rendered under an agreement entered into before that day if an amount was, before that day, charged, collected or remitted as or on account of tax under Part IX of the Act in respect of those services or in respect of any supply made under the agreement.

(6) For the purposes of Part IX of the Act, if subsection 272.1(8) of the Act, as enacted by subsection (2), applies in respect of management or administrative services that are rendered before September 8,2017 by a general partner of an investment limited partnership to the investment limited partnership under an agreement entered into before that day, the following rules apply:

(a) subsection 272.1(3) of the Act, as amended by subsection (1), does not apply in respect of the supply of the management or administrative services made by the general partner to the investment limited partnership;

(b) any amount that the investment limited partnership pays or credits to the general partner after September 7, 2017 that is reasonably attributable to the management or administrative services is deemed to be consideration for the supply of those services by the general partner to the investment limited partnership that becomes due at the time the amount is paid or credited; and

(c) if an amount was charged, collected or remitted as or on account of tax in respect of a particular amount — being an amount that the investment limited partnership paid or credited to the general partner before September 8, 2017 and that is reasonably attributable to the management or administrative services — the particular amount is deemed to be consideration for a taxable supply of those services that becomes due at the time the amount is paid or credited.

Notice of Ways and Means Motion to Amend the Excise Act, 2001 and Other Related Legislation

That it is expedient to amend the Excise Act, 2001 and other related legislation as follows:

Tobacco Taxation

Excise Act, 2001

1 (1) Subsections 43.1(1) and (2) of the Excise Act, 2001 are replaced by the following:

Definition of inflationary adjusted year

43.1 (1) In this section, inflationary adjusted year means 2019 and every year after that year.

Annual adjustments

(2) Each rate of duty set out in sections 1 to 4 of Schedule 1 and paragraph (a) of Schedule 2 in respect of a tobacco product is to be adjusted on April 1 of an inflationary adjusted year so that the rate is equal to the greater of

(a) the rate determined by the formula

A x B

where

A	is the rate of duty applicable to the tobacco product on March 31 of the inflationary adjusted year, and

B	is the amount, rounded to the nearest one-thousandth, or, if the amount is equidistant from two consecutive one- thousandths, rounded to the higher one-thousandth, determined by the formula

C/D

where

C	is the Consumer Price Index for the 12-month period ending on September 30 of the particular year preceding the inflationary adjusted year, and

D	is the Consumer Price Index for the 12-month period ending on September 30 of the year preceding the particular year; and

(b) the rate of duty referred to in the description of A in paragraph (a).

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

2 (1) The definition adjustment day in section 58.1 of the Act is amended by striking out “or” at the end of paragraph (a) and by replacing paragraph (b) with the following:

(a.1) the day after Budget Day; or

(b) in the case of an inflationary adjusted year, April 1 of that year, (date d’ajustement)

(2) The portion of the definition taxed cigarettes in section 58.1 of the Act before paragraph (a) is replaced by the following:

taxed cigarettes of a person means cigarettes in respect of which duty has been imposed under section 42 or 53 at the rate applicable on the day before an adjustment day, and that, at the beginning of the adjustment day,

(3) Subsections (1) and (2) are deemed to have come into force on the day after Budget Day.

3 (1) Subsection 58.2(2) of the Act is replaced by the following:

Imposition of tax — 2018 increase

(1.1) Subject to section 58.3, every person shall pay to Her Majesty a tax on all taxed cigarettes of the person held at the beginning of the day after Budget Day at the rate of $0.011468 per cigarette.

Imposition of tax — inflationary adjusted years

(2) Subject to section 58.3, every person shall pay to Her Majesty a tax on all taxed cigarettes of the person held at the beginning of April 1 of an inflationary adjusted year at a rate per cigarette equal to

(a) in the case of cigarettes in respect of which duty has been imposed under section 42, the amount determined by the formula

(A - B)/5

where

A	is the rate of duty applicable under section 1 of Schedule 1 for each five cigarettes on April 1 of the inflationary adjusted year, and

B	is the rate of duty applicable under section 1 of Schedule 1 for each five cigarettes on March 31 of the inflationary adjusted year; and

(b)	in the case of cigarettes in respect of which duty has been imposed under section 53, the amount determined by the formula

C - D

where

C	is the rate of duty applicable under paragraph 1(a) of Schedule 3 per cigarette on April 1 of the inflationary adjusted year, and

D	is the rate of duty applicable under paragraph 1(a) of Schedule 3 per cigarette on March 31 of the inflationary adjusted year.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

4 (1) Subsection 58.5(1) of the Act is amended by striking out “or” at the end of paragraph (a) and by replacing paragraph (b) with the following:

(a.1) in the case of the tax imposed under subsection 58.2(1.1), the last day of the month that is two months after the month that includes Budget Day; or

(b) in the case of the tax imposed under subsection 58.2(2) in respect of an inflationary adjusted year, May 31 of the inflationary adjusted year.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

5 (1) Subsection 58.6(1) of the Act is amended by striking out “or” at the end of paragraph (a) and by replacing paragraph (b) with the following:

(a.1) in the case of the tax imposed under subsection 58.2(1.1), the last day of the month that is two months after the month that includes Budget Day; or

(b) in the case of the tax imposed under subsection 58.2(2) in respect of an inflationary adjusted year, May 31 of the inflationary adjusted year.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

6 (1) Subparagraphs 216(2)(a)(i) to (iv) of the Act are replaced by the following:

(i) $0.24 multiplied by the number of cigarettes to which the offence relates,

(ii) $0.24 multiplied by the number of tobacco sticks to which the offence relates,

(iii) $0.30 multiplied by the number of grams of manufactured tobacco other than cigarettes or tobacco sticks to which the offence relates, and

(iv) $0.47 multiplied by the number of cigars to which the offence relates, and

(2) Subparagraphs 216(3)(a)(i) to (iv) of the Act are replaced by the following:

(i) $0.36 multiplied by the number of cigarettes to which the offence relates,

(ii) $0.36 multiplied by the number of tobacco sticks to which the offence relates,

(iii) $0.45 multiplied by the number of grams of manufactured tobacco other than cigarettes or tobacco sticks to which the offence relates, and

(iv) $0.93 multiplied by the number of cigars to which the offence relates, and

7 Paragraphs 240(a) to (c) of the Act are replaced by the following:

(a) $0.43 per cigarette that was removed in contravention of that subsection,

(b) $0.43 per tobacco stick that was removed in contravention of that subsection, and

(c) $537.48 per kilogram of manufactured tobacco, other than cigarettes and tobacco sticks, that was removed in contravention of that subsection.

8 (1) Paragraph l(a) of Schedule 1 to the Act is replaced by the following:

(a) $0.59634; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

9 (1) Paragraph 2(a) of Schedule 1 to the Act is replaced by the following:

(a) $0.11927; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

10 (1) Paragraph 3(a) of Schedule 1 to the Act is replaced by the following:

(a) $7.45425; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

11 (1) Paragraph 4(a) of Schedule 1 to the Act is replaced by the following:

(a) $25.95832; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

12 (1) Subparagraph (a)(i) of Schedule 2 to the Act is replaced by the following:

(i) $0.09331, or

(2) Paragraph (b) of Schedule 2 to the Act is replaced by the following:

(b) the amount obtained by multiplying the sale price, in the case of cigars manufactured in Canada, or the duty-paid value, in the case of imported cigars, by 88%.

(3) Subsections (1) and (2) are deemed to have come into force on the day after Budget Day.

Economic Action Plan 2014 Act, No. 1

13 Subsection 76(5) of the Economic Action Plan 2014 Act, No. 1 is replaced by the following:

(5) Subsections (2) and (4) come into force on April 1,2019.

14 Subsection 78(3) of the Act is replaced by the following:

(3) Subsection (2) comes into force on April 1, 2019.

15 Subsection 79(4) of the Act is replaced by the following:

(4) Subsection (2) comes into force on April 1, 2019.

16 Subsection 80(4) of the Act is replaced by the following:

(4) Subsection (2) comes into force on April 1, 2019.

17 Subsection 81(4) of the Act is replaced by the following:

(4) Subsection (2) comes into force on April 1, 2019.

Economic Action Plan 2014 Act, No. 2

18 Subsection 100(4) of the Economic Action Plan 2014 Actf No. 2 is replaced by the following:

(4) Subsection (2) comes into force on the day after Budget Day.

19 Subsection 101(2) of the Act is replaced by the following:

(2) Subsection (1) comes into force on the day after Budget Day.

Budget Implementation Act, 2017, No. 1

20 Subsections 45(3) and (5) of the Budget lmplementation Act, 2017, No. 1 are repealed.

Application

21 For the purposes of applying the provisions of the Customs Act that provide for the payment of, or the liability to pay, interest in respect of any amount, the amount is to be determined and interest is to be computed on it as though paragraphs 1(a), 2(a), 3(a), 4(a) of Schedule 1 to the Excise Act, 2001, as enacted by sections 8 to 11, and subparagraph (a)(i) and paragraph (b) of Schedule 2 to the Excise Act, 2001, as enacted by section 12, had been assented to on the day after Budget Day.

Cannabis Taxation

22 The Excise Act, 2001 and related legislative texts are modified to give effect to the proposals relating to the excise duty framework for cannabis products as described in the release by the Minister of Finance on November 10, 2017 and subsequently in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

DRAFT
AMENDMENTS TO
VARIOUS GST/HST
REGULATIONS

Draft Amendments to Various GST/HST Regulations

GST/HST and Investment Limited Partnerships

Financial Services and Financial Institutions (GST/HST) Regulations

1 The Financial Services and Financial Institutions (GST/HST) Regulations are amended by adding the following after section 4:

Prescribed Member for Subsection 132(6) of the Act

4.1 For the purposes of subsection 132(6) of the Act, the following members of an investment limited partnership are prescribed members:

(a) a member that is a non-resident trust if the total value of the assets of the member in which one or more persons resident in Canada have a beneficial interest is more than 5% of the total value of the assets of the member; and

(b) a member that is a non-resident limited partnership if the total value of all interests in the member held by persons resident in Canada is more than 5% of the total value of all interests in the member.

2 Section 1 is deemed to have come into force on September 8,2017.

Selected Listed Financial Institutions Attribution Method (GST/HST) Regulations

3 (1) The definition distributed investment plan in subsection 1(1) of the Selected Listed Financial Institutions Attribution Method (GST/HST) Regulations is amended by striking out “or” at the end of paragraph (g), by adding “or” at the end of paragraph (h) and by adding the following after paragraph (h):

(i) an investment limited partnership, (régime de placement par répartition)

(2) The definition permanent establishment in subsection 1(1) of the Regulations is amended by adding “and” at the end of paragraph (b) and by replacing paragraphs (c) and (d) by the following:

(c) in the case of a partnership that is not an investment plan,

(i) if all the members of the partnership are individuals or trusts, any permanent establishment that would be a permanent establishment of the partnership under subsection 2600(2) of the Income Tax Regulations if the partnership were an individual, and

(ii) if subparagraph (i) does not apply, any permanent establishment that would be a permanent establishment of the partnership under subsection 400(2) of the Income Tax Regulations if the partnership were a corporation. (établissement stable)

(3) The portion of paragraph (b) of the definition provincial series in subsection 1(1) of the Regulations before subparagraph (i) is replaced by the following:

(b) under the terms of the prospectus, registration statement, partnership agreement or other similar document for the series, or under the laws of Canada or a province, the conditions for a person owning or acquiring units of the series include the following:

(4) The definition series in subsection 1(1) of the Regulations is amended by striking out “and” at the end of paragraph (a), by adding “and” at the end of paragraph (b) and by adding the following after paragraph (b):

(c) in respect of a partnership, a class of units of the partnership, (série)

(5) The definition unit in subsection 1(1) of the Regulations is amended by striking out “and” at the end of paragraph (d) and by adding the following after that paragraph:

(d.1) in respect of a partnership, an interest of a person in the partnership;

(d.2) in respect of a series of a partnership, a unit of the partnership of that series; and

4 The portion of section 2 of the Regulations before paragraph (a) is replaced by the following:

Meaning of qualifying partnership

2 For the purposes of these Regulations, a partnership that is not an investment plan is a qualifying partnership during a taxation year of the partnership if, at any time in the taxation year, the partnership has

5 The portion of paragraph 11(b) of the Regulations before subparagraph (i) is replaced by the following:

(b) under the terms of the prospectus, registration statement, partnership agreement or other similar document for the financial institution, or under the laws of Canada or a province, the conditions for a person owning or acquiring units of the financial institution include

6 (1) The portion of the definition plan merger in subsection 16(1) of the Regulations before paragraph (a) is replaced by the following:

plan merger means the merger or combination of two or more trusts, corporations or partnerships, each of which was, immediately before the merger or combination, a distributed investment plan and each of which is referred to in this definition as a “predecessor”, to form one trust, corporation or partnership (referred to in this definition as the “continuing plan”) in such a manner that

(2) Paragraph (c) of the definition plan merger in subsection 16(1) of the Regulations is replaced by the following:

(c) the merger or combination is otherwise than as a result of the acquisition of property of a particular trust, corporation or partnership by another trust, corporation or partnership, pursuant to the purchase of that property by the other trust, corporation or partnership or as a result of the distribution of that property to the other trust, corporation or partnership on the winding-up of the particular trust, corporation or partnership, (fusion de régimes)

7 The Regulations are amended by adding the following after section 72:

Transitional Rules for Investment Limited Partnerships

Investment limited partnerships — 2019

73 (1) A particular investment limited partnership to which subparagraph 149(l)(a)(ix) of the Act does not apply is deemed to be an investment plan that is a distributed investment plan for the following purposes:

(a) the purposes of determining under any of sections 30 and 32 to 34 the percentage for a participating province and for a particular period (as defined in subsection 16(1)) of a selected listed financial institution or of another investment limited partnership described in subsection (2), but only if the percentage is to be used in the determination of

(i) the positive amount that the financial institution or other investment limited partnership is required to add, or the negative amount that the financial institution or other investment limited partnership is able to deduct, in determining its net tax under subsection 225.2(2) of the Act, having regard to any applicable adaptations made to that subsection under these Regulations, for a reporting period in a fiscal year of the financial institution or other investment limited partnership that begins in 2019,

(ii) the instalment base under subsection 237(2) of the Act, having regard to any applicable adaptations made to that subsection under these Regulations, of the financial institution or other investment limited partnership for a reporting period in a fiscal year of the financial institution or other investment limited partnership that begins in 2019,

(iii) the interim net tax under subsection 228(2.1) of the Act, having regard to any applicable adaptations made to that subsection under these Regulations, for a reporting period in a fiscal year of the financial institution or other investment limited partnership that begins in 2019, or

(iv) if a joint election made under section 55 by the financial institution or other investment limited partnership and the manager of the financial institution or other investment limited partnership is in effect at any time in a fiscal year of the manager that begins in 2019,

(A) an amount that, under paragraph 55(2)(c), is a prescribed amount for the purposes of the description of G in subsection 225.2(2) of the Act for a reporting period in the fiscal year, or

(B) the positive amount that the manager is required to add, or the negative amount that the manager is able to deduct, in determining its net tax under subsection 225.2(2) of the Act, having regard to the adaptations made to that subsection under paragraph 55(2)(d), for a reporting period in the fiscal year;

(b) the purposes of determining under section 28 an investor percentage of the particular investment limited partnership as of a day in 2018; and

(c) the purposes of applying section 52 to the particular investment limited partnership in respect of any information that is requested under that section by a selected listed financial institution or by another investment limited partnership described in subsection (2), but only if the information is required for

(i) the determination of a percentage referred to in paragraph (a) of the financial institution or other investment limited partnership that is to be used in the determination of an amount described in any of subparagraphs (a)(i) to (iv), or

(ii) the determination under section 28 of an investor percentage of the financial institution or other investment limited partnership as of a day in 2018.

Investment limited partnerships — 2019

(2) If an investment limited partnership is a selected listed financial institution throughout the reporting period of the investment limited partnership that includes January 1, 2019 and is not a selected listed financial institution throughout the preceding reporting period of the investment limited partnership,

(a) for the purposes of determining under section 28 an investor percentage of the investment limited partnership as of a day in 2018, the investment limited partnership is deemed to be a selected listed financial institution; and

(b) for the purposes of section 52, the investment limited partnership is deemed to be

(i) if the units of the investment limited partnership are issued in two or more series, a selected stratified investment plan throughout 2018, or

(ii) in any other case, a selected non-stratified investment plan throughout 2018.

8 Subsection 3(1) applies in respect of

(a) any reporting period of a person that begins after 2018; and

(b) any reporting period of a person that begins in 2018 if the person is a listed financial institution throughout the reporting period of the person that includes January 1,2018.

9 Subsections 3(2) to (5) and sections 4 to 7 are deemed to have come into force on September 8,2017.